Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-225938

$90,000,000 Del Frisco’s Restaurants Group, Inc. Common Stock, par value $0.001 per share

•	Del Frisco’s Restaurants Group, Inc. (the “Company”) is offering 11,250,000 shares of our common stock.

•	Our common stock is listed on the Nasdaq Global Select Market under the symbol “DFRG.”

•	The last reported sale price of our common stock on July 27, 2018 was $10.55 per share.

The Company intends to use the proceeds from this offering to repay a portion of the outstanding borrowings under its New Term Loans (as defined herein), which were used to finance the Barteca Acquisition (as defined herein). See “Use of Proceeds.”

Investing in our common stock involves risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page S-22 of this prospectus supplement and included in our periodic reports and other information filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference herein before investing in our common stock.

	Per share	Total(2)
Public offering price	$8.00	$90,000,000.0
Underwriting discount	$0.44	$4,950,000.0
Proceeds, before expenses, to the Company(1)	$7.56	$85,050,000.0

(1)	See the section entitled “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.
(2)	Assumes no exercise of the underwriters’ option to purchase additional shares of common stock described below.

The Company has granted the underwriters an option exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to an additional 1,687,500 shares of common stock.

Neither the SEC nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on or about August 6, 2018.

Piper Jaffray		J.P. Morgan
Citizens Capital Markets

The date of this prospectus supplement is August 1, 2018.

Prospectus supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying base prospectus,” we are referring to the base prospectus only.

This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the shares of common stock being offered hereby and other information you should know before investing in our common stock. You should read the prospectus, including the additional information described under the heading “Where You Can Find Additional Information” in the accompanying base prospectus, before investing in our common stock.

If any information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement that are otherwise not defined in this prospectus supplement will have the meanings given to them in the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of the applicable document, or that any information we have incorporated by reference in this prospectus supplement is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or any sale of shares. Our business, financial condition, results of operations and prospects may have changed since those dates. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

As used in this prospectus supplement, unless the context otherwise indicates, the references to “DFRG,” “Del Frisco’s Restaurant Group,” “our company,” “the Company,” “us,” “we” and “our” refer to Del Frisco’s Restaurant Group, Inc. and its consolidated subsidiaries which, on and after June 27, 2018, includes Barteca Holdings, LLC and its subsidiaries (“Barteca”) and prior to June 27, 2018, does not include Barteca. Unless otherwise indicated or the context otherwise requires, financial information in this prospectus supplement reflects the consolidated business and operations of Del Frisco’s Restaurant Group, Inc. and its wholly-owned subsidiaries. The defined term “Transactions” refers to our acquisition of Barteca and the related debt financings as more fully defined in Note 1 to “Unaudited Pro Forma Condensed Combined Financial Information of Del Frisco’s and Barteca.” For the avoidance of doubt, such pro forma presentation does not reflect the impact of this offering of shares of our common stock.

References herein to “$” and “dollars” are to the lawful currency of the United States.

NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial information of the Company, and for Barteca for the periods prior to June 27, 2018, each of which are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use adjusted EBITDA, Restaurant-level EBITDA, adjusted EBITDA margin and Restaurant-level EBITDA margin of the Company and Barteca, respectively, which are non-GAAP financial measures.

S-ii

Adjusted EBITDA for Del Frisco’s represents operating income (loss) before depreciation and amortization, plus the sum of certain non-operating expenses, including pre-opening costs, donations, lease termination costs, acquisition and disposition costs, consulting project costs, reorganization severance, impairment charges and insurance settlements. Restaurant-level EBITDA for Del Frisco’s represents Adjusted EBITDA before general and administrative costs. Adjusted EBITDA for Barteca represents net income (loss) before income taxes, interest expense, depreciation and amortization of key money on leases plus the sum of certain non-operating expenses, including pre-opening expenses, non-cash rent, loss on extinguishment of debt, management fees, board expenses, deal expenses, stock compensation expenses and sales of assets. Restaurant-level EBITDA for Barteca represents Adjusted EBITDA before other income (loss) and general and administrative costs. Adjusted EBITDA margin is the ratio of Adjusted EBITDA to revenues. Restaurant-level EBITDA margin is the ratio of Restaurant-level EBITDA to revenues. For more information on our non-GAAP financial measures and reconciliations of such measures to the most directly comparable GAAP measures, see the section entitled “Summary Historical Consolidated Financial Information of Del Frisco’s.” The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. We urge investors to review these reconciliations and not to rely on any single financial measure to evaluate the Company’s business.

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WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.dfrg.com). The information on our website is not incorporated by reference into this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying base prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement, and information filed with the SEC subsequent to this prospectus supplement and prior to the termination of this offering will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying base prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 26, 2017, filed on March 27, 2018 (the “2017 Annual Report”);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 27, 2018 and June 26, 2018, filed on May 7, 2018 and July 27, 2018, respectively (together, the “2018 Quarterly Reports”);

•	the portions of the Definitive Proxy Statement on Schedule 14A filed on April 25, 2018, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 26, 2017;

•	our Current Reports on Form 8-K filed on May 7, 2018, June 15, 2018 and June 28, 2018 (as amended on Form 8-K/A filed on July 30, 2018); and

•	the description of our common stock set forth in our registration statement on Form 8-A filed on July 24, 2012, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the securities offered hereby are sold or this offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference herein).

You should direct requests for documents to:

Del Frisco’s Restaurant Group, Inc.

2900 Ranch Trail

Irving, TX 75063

(469) 913-1845

Attention: Investor Relations

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, which are based on beliefs, expectations, estimates, projections, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers and intents of our management. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements reflect intent, belief, current expectations, estimates or projections about, among other things, our industry, management’s beliefs, and future events and financial trends affecting us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “projects,” “forecasts,” “targets,” “outlooks,” “initiatives,” “visions,” “objectives,” “strategies,” “opportunities,” “drivers,” “will” and variations of these words or similar expressions are intended to identify forward looking statements. Although we believe the expectations reflected in any forward looking statements are reasonable, such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward looking statements as a result of various factors. Additional important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and include, but are not limited to, the following:

•	our ability to successfully integrate Barteca (as defined herein), realize the benefits of the acquisition and capitalize on anticipated synergies;

•	our levels of indebtedness, our ability to comply with any covenants accompanying such indebtedness and our ability to access future capital;

•	our ability to complete this offering;

•	economic conditions (including customer spending patterns);

•	our ability to compete;

•	our ability to pursue strategic initiatives, which may include divesting under-performing brands (including our potential divestiture of Sullivan’s Steakhouse, as discussed further herein) and implementing a growth strategy to develop our other, currently-owned brands, including opening new restaurants, operating them profitably and accelerating development of our brands;

•	customer experiences or negative publicity surrounding our restaurants;

•	pricing and deliveries of food and other supplies;

•	changes in consumer tastes and spending patterns;

•	laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages;

•	labor shortages;

•	general financial and credit market conditions;

•	fixed rental payments and the terms of our indebtedness; and

•	other factors set forth in our 2017 Annual Report and our 2018 Quarterly Reports.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect our business operations, financial condition and results of operations, in our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward looking statements.

S-v

Although we believe the expectations reflected in any forward looking statements are reasonable, such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward looking statements as a result of various factors. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this prospectus supplement, the accompanying base prospectus and any document incorporated by reference herein in their entirety before making an investment decision. In particular, you should read the section of this prospectus supplement entitled “Risk Factors” and those factors found in “Part I, Item 1A.—Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 26, 2017 (as such risk factors may be updated from time to time in our public filings, including in each of our 2018 Quarterly Reports on Form 10-Q incorporated by reference herein) and the consolidated and combined financial statements and notes related to those statements included or incorporated by reference elsewhere in this prospectus supplement.

Our Company

Our mission is to celebrate life in restaurants through great food, wine and hospitality. Del Frisco’s Restaurant Group is a collection of five complementary experiential restaurant brands: Del Frisco’s Double Eagle Steakhouse (“Double Eagle”), Del Frisco’s Grille (“Grille”), Sullivan’s Steakhouse (“Sullivan’s”), Barcelona Wine Bar (“Barcelona”), and bartaco. Barcelona and bartaco became a part of our restaurant group upon the consummation of our acquisition of Barteca Holdings, LLC (“Barteca”) on June 27, 2018. Barteca will now be referred to as Del Frisco’s Emerging Brands within the Company’s organizational structure. We are a leader in the fine dining steakhouse dining segment based on average unit volume (“AUV”) and restaurant-level EBITDA margin. We believe the success of our brands reflect relentless and consistent execution across all aspects of the dining experience, from the formulation of proprietary recipes to the procurement and presentation of high quality menu items and delivery of a positive guest experience that leaves a lasting impression. We currently operate 84 restaurants across 24 states and the District of Columbia.

The Double Eagle and Sullivan’s are positioned within the fine dining steakhouse segment and the Grille is in the upscale casual segment. All three brands are designed to appeal to both business and local dining customers. Our Double Eagle restaurants are sited in urban locations to target customers seeking a “destination dining” experience while our Grille restaurants are intended to appeal to a broader demographic, allowing them to be located either in urban areas or in close proximity to affluent residential neighborhoods. Sullivan’s restaurants are located in tertiary markets. The Double Eagle, Grille and Sullivan’s offer steaks as well as other menu selections, such as chops and fresh seafood. These menu selections are complemented by an extensive, award-winning wine list. Our Emerging Brands are designed to provide guests with a polished experience by serving seasonal flavorful food with welcoming service in an attractive and lively atmosphere. By offering this experience at an affordable price point, we believe this generates broad appeal across a wide guest demographic. This broad appeal has enabled Barcelona and bartaco to expand to locations in a variety of markets, including urban, tertiary and college towns.

Our Current Restaurant Footprint(1)

(1)	Represents restaurant locations as of July 27, 2018 (excluding Vinoteca).

On June 27, 2018, we completed the acquisition (the “Barteca Acquisition”) of Barteca. Barteca, now referred to as Del Frisco’s Emerging Brands within our organizational structure, owns and operates two restaurant concepts: Barcelona and bartaco. Emerging Brands currently operates 33 restaurants in 12 states and the District of Columbia. Emerging Brands’ two restaurant concepts are innovative, with a unique vibe, food, drinks and design. Barcelona serves as a neighborhood Spanish tapas bar with an ever-changing selection of tapas, using both local and seasonal ingredients as well as specialties from Spain and the Mediterranean. Barcelona has a superior Spanish wine program and an award winning selection of wines, with 15 locations in seven states and the District of Columbia. We anticipate opening five to six additional Barcelona locations by the end of 2019. bartaco combines fresh, upscale street food with a coastal vibe in a relaxed environment and is inspired by a healthy, outdoor lifestyle. bartaco has 18 locations across ten states and we anticipate opening ten to 13 more locations by the end of 2019.

We believe that Emerging Brands’ innovative concepts are highly complementary and will provide Del Frisco’s portfolio with significant growth and development opportunities, enabling us to capture market share in the experiential dining segment, while mitigating the effects of seasonality and the risk of economic downturns to our restaurant portfolio. Our dedicated brand teams operate autonomously, making us ideally suited to manage multiple brands and ensuring that each brand retains its own personality. Our strategic rationale for combining the Del Frisco’s and Emerging Brands include:

•	Highly Complementary Brands with Shared Values. We believe that Barcelona and bartaco share our cultural values and have established differentiated experiential restaurant brands that are highly complementary to the Double Eagle and Grille.

•	Multi-Brand Strategy. Our established multi-brand strategy, including dedicated resources and management teams for individual concepts, will benefit the Emerging Brands and allow both Barcelona and bartaco to continue to grow while retaining their respective personalities.

•

More Diversified and Balanced Portfolio. Barcelona and bartaco provide more diversification and balance to our portfolio through lower average checks and opposite seasonality to our existing brands, with peak seasonality in summer months. Emerging Brands have a less beef-centric menu, thereby decreasing the impact of swings in the price of beef commodities on our supply chain. The Barcelona and bartaco concepts also utilize a smaller footprint for individual locations relative to our Double Eagle and Grille brands, which provides greater flexibility to our real estate strategy.

•

Significant Synergy Opportunities. At the corporate level, our shared services are able to efficiently support our multiple brands, and will continue to do so across Barcelona and bartaco. This structure enables brand focus and G&A leverage as each brand grows.

Prior to the acquisition, Emerging Brands grew from 22 restaurants across 7 states in 2015 to 29 restaurants across 12 states in 2017. During the same period, net sales increased from $85.6 million to $127.9 million and Adjusted EBITDA increased from $13.6 million to $20.6 million. For a reconciliation of Adjusted EBITDA to net income and a discussion of why we consider it useful, see footnote (7) to “—Summary Historical and Pro Forma Consolidated Financial Information of Del Frisco’s.”

Emerging Brands Restaurant Count(1)	Emerging Brands Net Sales ($ in millions)

(1)	Excludes Vinoteca.

In connection with the completion of the Barteca Acquisition, we entered into a new credit agreement (the “Credit Agreement”) that provides for (i) senior secured term loans in an aggregate principal amount of $390,000,000 (the “New Term Loans”) and (ii) senior secured revolving credit commitments in an aggregate principal amount of $50,000,000 (the “New Revolver”). We intend to use a portion of the net proceeds of this offering to repay a portion of the outstanding borrowings under our New Term Loans. See “Use of Proceeds.”

Our Restaurant Concepts

Del Frisco’s Double Eagle Steak House

We believe the Del Frisco’s Double Eagle Steakhouse is one of the premier fine dining steakhouse concepts in the United States. The Double Eagle brand is defined by its menu, which includes USDA Prime grade, wet-aged and dry-aged steaks hand-cut at the time of order and a range of other high-quality offerings, including prime dry-aged lamb, fresh seafood, and signature side dishes and desserts. Our Double Eagle restaurants are also distinguished by “swarming service,” whereby customers are served simultaneously by multiple servers. Each Double Eagle restaurant has a sommelier to guide diners through an extensive, award-winning wine list and our bartenders specialize in hand-shaken martinis and crafted cocktails. Our New York Double Eagle has won Wine Spectator’s prestigious Grand Award in 2017 and 2018 and all other Double Eagles have won their “Best Of”

Award of Excellence. The Double Eagle restaurants target customers seeking a full-service, fine dining steakhouse experience. We believe the décor and ambiance, with both contemporary and classic designs, enhance our customers’ experience and differentiate the Double Eagle from other upscale steakhouse concepts. We currently operate 14 Double Eagle steakhouses in nine states and the District of Columbia. These restaurants range in size from 11,000 to 24,000 square feet with seating capacity for at least 300 people. We have secured prominent locations for our restaurants in a number of unique sites, including a historic bank building, a redeveloped wharf and former retail space in Rockefeller Center. We believe the locations of our restaurants distinguish us from our competitors, add to the strength of our brand and help drive our AUVs. Additional Double Eagle openings are planned over the next year, and we anticipate they will range in size from 12,000 to 16,000 square feet. Annual AUVs per Double Eagle for locations open the entire year were $14.2 million for the fiscal year ended December 26, 2017. During the same period, the average check at these Double Eagle locations was $116, with alcoholic beverages accounting for 32% of the Double Eagle’s sales.

Del Frisco’s Grille

We developed the Grille in 2011 to take advantage of the positioning of the Del Frisco’s brand and to provide greater potential for expansion due to its smaller size, lower buildout cost and more diverse menu. The Grille has a refreshing, modern menu that draws inspiration from bold flavors and fresh ingredients. Borrowing from the Del Frisco’s heritage, it appeals broadly to both business and casual diners with the same high quality Double Eagle prime aged steaks, top selling signature menu items and a broad selection of the same quality wines. In addition, the Grille has an extensive menu creating new twists on American comfort classics, including regional flavors and locally sourced ingredients. We believe the ambiance of the concept appeals to a wide range of customers seeking a less formal atmosphere for their dining occasions. Each Grille features a bar that is the centerpiece for a great night out. In 2017, we carried out an in-depth brand analysis with a leading third party consultant to assist us in better understanding the Grille concept’s growth opportunities and target guests. We currently operate 23 Grilles in 10 states and the District of Columbia. These restaurants range in size from 6,500 to 8,000 square feet with seating capacity for at least 200 people. Annual AUVs per Grille restaurant for locations open the entire year were $4.9 million for the fiscal year ended December 26, 2017. During the same period, the average check at these Grille locations was $46, with alcoholic beverages accounting for 30% of the Grille’s sales.

Sullivan’s Steakhouse

Sullivan’s was created in the mid-1990’s as a complementary concept to Del Frisco’s. The Sullivan’s brand is defined by a fine dining experience at a more accessible price point, along with a vibrant atmosphere created by an open kitchen, live music and a bar area designed to be a center for social gathering and entertainment. Each Sullivan’s features fine hand-selected aged steaks, fresh seafood and a broad list of custom cocktails, along with an extensive selection of award-winning wines. We currently operate 14 Sullivan’s steakhouses in 12 states. These restaurants range in size from 7,000 to 11,000 square feet with seating capacity for at least 250 people. Annual AUVs per Sullivan’s restaurant were $4.1 million for the fiscal year ended December 26, 2017. During the same period, the average check at Sullivan’s was $65, with alcoholic beverages accounting for 30% of Sullivan’s sales.

Barcelona Wine Bar

Founded in 1996, Barcelona Wine Bar is a neighborhood Spanish tapas bar that offers simple and elegant small plates and an award-winning wine list. The seasonal, high quality menu combines bold flavors with unique specialties from Spain and the Mediterranean. Barcelona has a superior Spanish wine program and offers an extensive selection of wines from Spain and South America, including over 40 wines by the glass. In 2018, all Barcelona restaurants won Wine Spectator’s “Best Of” Award of Excellence. We design our restaurants with the goal of creating a timeless, sophisticated and vibrant atmosphere. We currently operate 15 locations in seven states and the District of Columbia. Our typical restaurant size is approximately 4,500 square feet. We anticipate opening five to six additional Barcelona locations by end of 2019. Annual AUVs per Barcelona for locations open the entire year were $4.5 million for the fiscal year ended January 2, 2018. During the same period, the average check at these Barcelona locations was $35, with alcoholic beverages accounting for 46% of Barcelona’s sales.

bartaco

Inspired by a healthy, outdoor lifestyle, the first bartaco location was opened in 2010 and has since grown to 18 locations across ten states. Our typical restaurant size is approximately 4,500 square feet. bartaco combines fresh, upscale street food with a coastal vibe in a relaxed environment. The cuisine pulls from a broad palate of bold, spicy flavors from the Mediterranean, Asia and beyond, while our handcrafted cocktails are made with artisanal spirits and freshly-squeezed juices. We aim to create the comfortable yet energetic atmosphere of a rustic beach shack in our restaurants. The minimalistic décor is light and breezy, featuring reclaimed wood, hand-woven basket lights and painted tiles. In addition, our outdoor patios feature lively bars, fireplaces and inviting seating options. We anticipate opening ten to 13 more locations by the end of 2019. Annual AUVs per bartaco for locations open the entire year were $5.2 million for the fiscal year ended January 2, 2018. During the same period, the average check at these bartaco locations was $22, with alcoholic beverages accounting for 36% of bartaco’s sales.

Our Business Strengths

We believe the following are key strengths of our business and serve to differentiate us from our competitors:

Leading Portfolio of Highly Differentiated, Experiential Brands

All of our restaurant concepts are distinctly positioned yet highly complementary to one another. They share a relentless focus on culinary excellence, individualized interior design and attentive service. We believe this creates experiential, destination dining where guests have to sit down in the restaurant in order to obtain the full experience. To maintain this focus, none of our concepts offer delivery. We believe that the distinct positioning and usage occasion of each brand ensures minimal cannibalization and expands the frequency of our guests. In addition, we currently operate multiple concepts in close proximity to each other in 14 of our markets. We believe our complementary positioning will continue to allow us to develop our concepts in a single metropolitan area without competing for customers. We believe many landlords and developers seek out our concepts to be restaurant anchors for their developments as our concepts are complementary to upscale national retailers with similar target demographics.

	Select Operating Data (as of fiscal year 2017)
	Double Eagle	Grille	Sullivan’s	Barcelona	bartaco
Average Check	$116	$46	$65	$35	$22

Menu Mix	68% Food	70% Food	70% Food	54% Food	64% Food
	32% Alcohol	30% Alcohol	30% Alcohol	46% Alcohol	36% Alcohol

Daypart Mix	9% Lunch 91% Dinner	26% Lunch 74% Dinner	8% Lunch 92% Dinner	10% Lunch 80% Dinner 10% Late Night	30% Lunch 64% Dinner 6% Late Night

Targeted Unit Square Feet	14,000	7,250	9,000	4,500	4,500

Operating Model Drives Industry-Leading Productivity and Profitability

Our AUVs combined with our operating efficiencies enable us to be an industry-leader in sales per square foot and restaurant-level EBITDA margins based on 2017 public company data for U.S. based full-service dining restaurants that generate a majority of their revenues from restaurant operations. We believe that our success is driven by our consistent execution across all aspects of the dining experience, from the formulation of proprietary recipes to the procurement and presentation of high quality menu items and our focus on providing a positive customer experience. We firmly believe that investing in our people will, in turn, lead to a superior guest experience. Our entrepreneurial culture, coupled with our attractive benefits programs, bonus incentives and investment in training and development, empower and motivate the general manager at each restaurant to act as the owner of his or her business. These general managers meet weekly as a group with senior management to share best practices. As a result of the investments we have made in our people, we generated a significant reduction in turnover during 2017. We believe we achieve significant cost, quality and availability advantages through centralized sourcing from our primary suppliers for the heritage Del Frisco’s concepts and expect to do the same with our Emerging Brands. The flexibility of our menus at certain brands also enables us to take advantage of pricing opportunities to reduce food costs.

	Select Operating Data
	as of fiscal year 2017
	Double Eagle	Grille	Sullivan’s	Barcelona	bartaco
Average Unit Volume	$14.2 million	$4.9 million	$4.1 million	$4.5 million	$5.2 million
Average Sales per Square Foot	$886	$585	$441	$986	$1,248

	as of fiscal year ended December 26, 2017			as of fiscal year ended January 2, 2018
Restaurant-Level EBITDA Margin(1)	26.5%	13.2%	15.7%	25.4%(2)

(1)

For the definition of Restaurant-Level EBITDA Margin and a reconciliation of Restaurant-Level EBITDA to the most comparable GAAP measure, see footnotes (7) and (9) to “—Summary Historical and Pro Forma Consolidated Financial Information of Del Frisco’s.”

(2)	Represents Barteca on a consolidated basis.

Operating Strategy Designed to Manage Multiple Brands

We have implemented an effective multi-brand operating strategy with dedicated management teams for each of our five concepts. This organizational structure enables each brand to operate autonomously, maintain its own brand identity and build accountability. Within each of our five concepts, we have established a Brand President, Vice President of Operations and Head Chef, in addition to other key senior-level operations, marketing, training and financial planning and analysis roles that are solely focused on one brand. At the corporate level, we support our brands through robust shared services, including systems and processes in place for purchasing, development and real estate, finance and accounting, information technology, human resources, legal and risk management. We believe the multi-brand organizational structure that we have established will enable us to integrate Emerging Brands in an effective and efficient manner. Jeff Carcara, who served as Chief Executive Officer of Barteca, was named Chief Executive Officer of Del Frisco’s Emerging Brands prior to the acquisition, and Barcelona and bartaco will each continue to operate with their respective Brand Presidents. Mr. Carcara will report to Norman Abdallah, who is Chief Executive Officer of the Company. In the future, we believe that the Emerging Brands will be able to leverage our scale and resources, while our combined Del Frisco’s, Barcelona and bartaco capabilities will provide significant growth opportunities for the entire company, including culinary and beverage innovation, purchasing efficiencies and real estate leverage.

High Quality Menu Offerings with a Focus on Social Experience and Customer Service

Across all of our concepts, we believe we provide our customers with a differentiated experiential dining occasion through the combination of high quality food, atmosphere and service. Our culinary excellence is driven by talented chefs and innovative menu items made from locally-sourced, seasonal ingredients. These offerings are complemented by an extensive, award-winning wine list and a broad cocktail selection. The dining experience is enhanced by our commitment to providing a social, lively atmosphere and décor that includes curated artwork, private dining rooms and separate bar areas. To further enhance our customers’ dining experience, we have a staff of highly-trained team members who undergo extensive ongoing training and are evaluated regularly by management. These team members are focused on creating frequent and meaningful interactions with our customers. As a testament to our differentiated dining experience, each of our concepts has been the recipient of numerous industry awards, including Barcelona being named one of Nation’s Restaurant News’ Breakout Brands in 2014. Our New York Double Eagle has won Wine Spectator’s prestigious Grand Award in 2017 and 2018 and all other Double Eagles have won their “Best Of” Award of Excellence. In 2018, all Barcelona restaurants won Wine Spectator’s “Best Of” Award of Excellence.

Compelling Restaurant Level Economics

Our operating model and disciplined approach to growth, where each brand must earn the right to grow, have resulted in strong restaurant level performance across a variety of geographies and real estate formats. For our three primary growth brands – the Double Eagle, Barcelona and bartaco – we generated AUVs of $14.2 million, $4.5 million and $5.2 million, respectively, in addition to restaurant-level EBITDA margins of 26.5% for the Double Eagle and 25.4% for Barcelona and bartaco combined for the 2017 fiscal year. During the same period, our comparable restaurants that have been opened for at least 18 months as of December 26, 2017, generated average restaurant-level EBITDA margins of 28.7%, 24.7% and 29.5%, respectively, and average cash-on-cash returns of 54.7%, 57.3% and 87.3%, respectively. We calculate our average cash-on-cash returns by dividing the average restaurant-level EBITDA of our comparable restaurants that have been opened for at least 18 months by our initial cash investment cost (excluding pre-opening expense and net of tenant allowances). We believe that the strong restaurant level economics for our three primary growth brands create an attractive new restaurant growth opportunity.

Experienced Executive Team

Our executive team has extensive experience with an average of over 22 years in the restaurant industry, including significant tenure with our company as well as other restaurant concepts. We are led by our Chief Executive Officer, Norman Abdallah, who first joined our company as a member of our Board of Directors in 2011 and was named CEO in November 2016. Mr. Abdallah has assembled an experienced executive team, including Neil Thomson, our Chief Financial Officer, and Jeff Carcara, our Chief Executive Officer of Del Frisco’s Emerging Brands. We believe our experienced executive team, combined with our effective multi-brand organizational strategy, will position our company well for long-term, sustainable growth.

Our Growth Strategy

We believe there are significant opportunities to grow our business, strengthen our competitive position and enhance our concepts through the continued implementation of the following strategies:

Pursue Disciplined New Restaurant Expansion

We believe our Double Eagle, Barcelona and bartaco concepts have significant room to grow. We have an established growth pipeline and a disciplined strategy for opening new restaurants by selectively entering new markets and expanding our presence in existing markets. We believe our concepts’ distinct positioning, broad range of average checks and menu offerings, coupled with the flexibility of our restaurant models across a range of trade areas and square footage layouts will enable us to create leverage with developers and landlords and, ultimately, expand our existing restaurant footprint. We have successfully opened new restaurants in a number of diverse markets and we continued to grow in 2017, opening a Double Eagle in Plano, Texas, a Grille in Brookfield, New York, a Barcelona in Passyunk, Pennsylvania and three bartacos in Boulder, Colorado, Chapel Hill, North Carolina and Homewood, Alabama. In 2018, we have opened one Double Eagle in Boston, Massachusetts, one Grille in Westwood, Massachusetts, one Barcelona in Denver, Colorado and three bartacos in Fairfax, Virginia, Fort Worth, Texas and Raleigh, North Carolina, and we expect to open up to ten additional restaurants, including up to three Double Eagles, two Grilles, two Barcelonas and up to three bartacos during the remainder of the year.

For our three primary growth brands – the Double Eagle, Barcelona and bartaco – we target a cash-on-cash return beginning in the third operating year of at least 40% for the Double Eagle and our Emerging Brands (excluding pre-opening expense). To achieve these returns, we target restaurant-level EBITDA margins of 24% to 27% for the Double Eagle, 22% to 25% for Barcelona and 24% to 27% for bartaco, in addition to targeting initial cash investment costs (excluding pre-opening expense and net of tenant allowances) of $7 million to $9 million per restaurant for a new Double Eagle and $2 million to $3 million for a new Barcelona or bartaco. We believe we are in the early stages of our new restaurant growth trajectory and estimate a total restaurant potential in the United States of approximately 40-50 for Double Eagle (based on eSite), 50-100 for Barcelona (based on management estimates) and 200-300 for bartaco (based on management estimates). We target an annual unit growth rate of at least 10%, generally composed of two to three Double Eagles, two to three Barcelonas and four to six bartacos. Furthermore, while we believe the Grille remains underpenetrated in the United States, we are continuing to evaluate the performance of recent openings that utilized the new real estate model from the in-depth brand analysis in order to set the foundation for the next phase of Grille unit growth.

Beyond domestic new unit growth, we believe our concepts have the potential for expansion in select international markets through franchising, licensing, company-owned restaurants or a combination of the foregoing. While we do not have a specific global expansion strategy and we have no current intention to expand into international markets, we believe there is a long-term opportunity for our concepts beyond the U.S. market.

Grow Our Comparable Restaurant Sales

We believe there are significant opportunities to increase our customer counts and average check through the following initiatives:

•	Menu Innovation. In order to drive customer trial and frequency and positive mix shifts, we are continually innovating and enhancing our food and beverage offerings. In fourth quarter 2017, we rolled out new menus at the Double Eagle, Grille and Sullivan’s. At the Double Eagle, we added a new dry-age steak section and simply prepared fish platform, in addition to further elevating our wine selection. At the Grille, leveraging the comprehensive third party brand analysis, we launched a new menu and alcoholic beverage platform targeting our core Grille consumers. At Sullivan’s, leveraging our brand re-positioning analysis, we launched a new menu with a bone-in steak section and revamped cocktail program. At our Emerging Brands, we innovate and evolve our menus on a continual basis in order to reflect the freshest, in-season ingredients. In addition, we believe there are opportunities to continue increasing our per person average check at all of our concepts through maintaining our focus on salesmanship by our servers and by strategically adjusting menu prices and/or mix.

•	Drive Relevant and Impactful Marketing Initiatives. We have a balanced approach to marketing that utilizes approximately 70% digital and 30% out-of-home tactics for the Double Eagle and Grille and

100% digital for Emerging Brands, which we believe is the appropriate mix to getting the right message to the right people at the right time, driving visitation and increasing our relevance on social media. We are optimizing our digital marketing investments through intelligent campaign targeting and new marketing tools. In addition, our general managers are key to driving grassroots efforts through genuine involvement in the community and cultivating relationships with local businesses and hotels.

•	Further Grow Private Dining. We intend to drive growth by enhancing our private dining capacity and increasing awareness of our private dining services. We are creating additional private dining space at select locations by expanding or reconfiguring existing space. In addition, each location currently dedicates a staff member to increasing its private dining business. We have dedicated brand-level Private Dining Managers, who meet weekly with each restaurant’s private dining coordinator regarding upcoming events and sales initiatives.

Improve Margins by Leveraging Our Infrastructure

We have continually invested in our business and believe our infrastructure can support a much larger restaurant base. Our brand-level organizational structure enables each concept to operate independently, while still leveraging our corporate infrastructure and shared services. As we continue to grow our footprint, we expect to drive supply chain efficiencies by capitalizing on potential cost savings opportunities through increased negotiation and purchasing power. Furthermore, we will leverage both the technology investments already made and the various labor initiatives being implemented at our restaurants to continually improve the guest experience and our team member productivity, while reducing labor costs. In addition, we continually evaluate our corporate office efficiency and expect general and administrative expenses to grow at a slower rate than our restaurant base and revenues. Through the acquisition of Barteca, we also believe there will be significant cost savings opportunities by eliminating redundant expenses, as the Emerging Brands are able to leverage our existing corporate infrastructure and shared services.

RECENT DEVELOPMENTS

Exploration of Strategic Alternatives for Sullivan’s Steakhouse

Management continues to review and pursue strategic initiatives to enable the Company to better allocate capital to develop the Double Eagle, Grille and Emerging Brands. As part of this review, management is considering a potential divestiture of Sullivan’s and has engaged a financial advisor to assist in the process. As previously disclosed, we have received several bids from interested parties to purchase the concept and continue to engage in discussions. There can be no assurance if or when we will consummate a transaction or the terms of any transaction.

Pre-Acquisition 2018 Results for Emerging Brands

As the Barteca Acquisition closed on the first day of our third quarter, operating results for Barteca are not included in Del Frisco’s financial results for the second quarter ended June 26, 2018. Barteca’s second quarter was scheduled to end on July 3, 2018, however, it was shortened due to the closing of the Barteca Acquisition on June 27, 2018. Therefore, the operating results for Barteca’s second quarter are for the portion of the quarter that occurred prior to the acquisition and have been presented based on historical data provided by Barteca. In future filings, we may conform the Emerging Brands segment to the presentation of the Company.

•	Net restaurant sales were $36.9 million during the second quarter of 2018 and $68.2 million for the first two quarters of 2018.

•	Net restaurant sales at Barcelona were $16.7 million during the second quarter of 2018 and $31.6 million for the first two quarters of 2018.

•	Net restaurant sales at bartaco were $20.1 million during the second quarter of 2018 and $36.2 million for the first two quarters of 2018.

•	Total comparable restaurant sales decreased 1.2% during the second quarter of 2018 and increased 0.5% on a year-to-date basis.

•	Comparable restaurant sales increased 1.8% at Barcelona Wine Bar during the second quarter of 2018 and increased 2.0% on a year-to-date basis.

•	Comparable restaurant sales decreased 4.0% at bartaco during the second quarter of 2018 and decreased 1.1% on a year-to-date basis. Excluding one underperforming location, comparable restaurant sales would have been positive during the second quarter of 2018 and on a year-to-date basis.

THE OFFERING

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read this entire prospectus supplement, the accompanying base prospectus and the information included or incorporated and deemed to be incorporated by reference herein and therein before making an investment decision. As used in this section, except where otherwise indicated, the terms “us,” “we” and “our” refer to Del Frisco’s Restaurant Group, Inc. and not to any of its subsidiaries.

Issuer	Del Frisco’s Restaurant Group, Inc., a Delaware corporation.

Securities offered	11,250,000 shares.

Number of shares to be outstanding after this offering	31,632,822 shares(1).

Nasdaq Global Select Market symbol	DFRG.

Underwriters’ option to purchase additional shares of common stock	We have granted the underwriters an option exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to 1,687,500 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $85.1 million (or approximately $97.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriters’ discounts and commissions.

We intend to use the net proceeds of this offering to repay a portion of the outstanding borrowings under our New Term Loans, which borrowings were approximately $399.5 million as of July 27, 2018.

See “Use of Proceeds.”

Conflicts of Interest	Affiliates of J.P. Morgan Securities LLC and Citizens Capital Markets, Inc., underwriters in this offering, will receive at least 5% of the net proceeds of this offering in connection with the repayment of a portion of the New Term Loans. Accordingly, this offering is being made in compliance with the requirements of Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Transfer agent and registrar	The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Settlement date	The shares are expected to be delivered against payment on August 6, 2018.

Risk factors	Investment in our common stock involves substantial risks. You should read this prospectus supplement, the accompanying base prospectus and any document incorporated by reference herein carefully, including the section herein entitled “Risk Factors,” the risk factors described in “Part I, Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 26, 2017 and in “Part II, Item 1A. Risk Factors” in our 2018 Quarterly Reports on Form 10-Q, and the information set forth or incorporated by reference in this prospectus supplement.

(1)

The number of shares of common stock outstanding immediately after this offering is based on 20,382,822 shares of our common stock outstanding as of July 27, 2018 plus 11,250,000 shares that we are offering pursuant to this prospectus supplement, but excluding:

•	1,687,500 shares of our common stock issuable on the exercise of the underwriters’ option to purchase additional shares of our common stock in this offering, and

•

793,361 shares of restricted stock, convertible into common stock at the applicable vesting date, and 555,800 shares of our common stock reserved for issuance and available for purchase pursuant to stock options outstanding under our equity incentive plan as of July 27, 2018, 713,897 of which are currently vested.

Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares is not exercised in this offering.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF

DEL FRISCO’S

The following summary historical consolidated financial information of Del Frisco’s and its subsidiaries as of December 26, 2017 and December 27, 2016 and for each of the fiscal years ended December 26, 2017, December 27, 2016 and December 29, 2015 has been derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus. The summary historical consolidated financial information as of December 29, 2015 has been derived from our audited consolidated financial statements which are not incorporated by reference in this prospectus supplement or accompanying base prospectus. The following summary historical consolidated financial information as of June 26, 2018 and for each of the 26 weeks ended June 26, 2018 and the 24 weeks ended June 13, 2017 has been derived from our unaudited interim consolidated financial statements, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus. In the opinion of management, these unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and operating results for these periods. Results from interim periods are not necessarily indicative of results that may be expected for the entire year and historical results are not indicative of the results to be expected in the future.

On June 27, 2018, we completed the Barteca Acquisition. Our operating results for the periods and dates indicated below do not reflect the Barteca Acquisition. The following summary unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with (i) Del Frisco’s historical audited and interim unaudited consolidated financial statements, including the notes thereto, included in Del Frisco’s Annual Report on Form 10-K as of and for the year ended December 26, 2017 and Del Frisco’s Quarterly Report on Form 10-Q as of and for the 26 week period ended June 26, 2018, incorporated by reference herein, and (ii) Barteca’s consolidated financial statements, including the notes thereto, as of and for the year ended January 2, 2018 and as of and for the thirteen week period ended April 3, 2018 included in Del Frisco’s Current Report on Form 8-K dated June 27, 2018, as amended on Form 8-K/A on July 30, 2018 and incorporated by reference herein. The financial statements of Barteca for the 12 weeks ended June 26, 2018 were derived from Barteca’s unaudited interim consolidated financial statements to, but not including, the date of the Barteca Acquisition which are not included or incorporated by reference herein. Such twelve-week period for Barteca does not reference a full fiscal quarter and as a consequence, the financial information for such twelve week period have not been the subject to review or audit proecudres, and have not been the subject of Barteca’s customary fiscal period closing procedures. As such, the financial information for the 12 weeks ended June 26, 2018 for Barteca is subject to adjustment and any such adjustment may be material.

The following summary unaudited pro forma condensed combined financial information presents the combination of the historical consolidated financial statements of Del Frisco’s and its subsidiaries and the historical consolidated financial statements of Barteca and its subsidiaries, after giving effect to the related transactions and debt financing as further described in Note 1 to “Unaudited Pro Forma Condensed Combined Financial Information of Del Frisco’s and Barteca” included in this prospectus supplement. The pro forma adjustments are based upon currently available information and certain assumptions that Del Frisco’s management believes are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to present or be indicative of what the results of operations or financial position would have been had the events actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial position for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, any anticipated cost savings or operating synergies that may result from the Transactions or the impact of this offering of shares of our common stock. See “Unaudited Pro Forma Condensed Combined Financial Information of Del Frisco’s and Barteca.”

The summary financial data presented below represent portions of our financial statements and are not complete. You should read this information in conjunction with “Use of Proceeds” and “Capitalization” in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, as supplemented and updated by our subsequent Quarterly Reports on Form 10-Q, that we have filed or will file with the SEC, which are incorporated by reference into this prospectus supplement, and our historical consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying base prospectus. See “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement.

	Pro Forma	For the		Pro Forma	For the Year Ended
($ in thousands except per share data)	For the 26 Weeks Ended June 26, 2018	26 Weeks Ended June 26, 2018	24 Weeks Ended June 13, 2017	Year Ended December 26, 2017	December 26, 2017	December 27, 2016	December 29, 2015
	(unaudited)
Statement of Operations Data:
Revenues	$247,561	$179,343	$166,191	$489,600	$361,431	$351,681	$331,612
Costs and expenses:
Costs of sales	68,801	52,110	47,214	135,845	103,976	99,181	95,963
Restaurant operating expenses (excluding depreciation and amortization shown separately below)	120,860	87,622	81,280	241,010	177,170	169,300	156,337
Insurance recovery(1)	—	—	—	(1,073)	(1,073)	—	—
Marketing and advertising costs	4,016	4,016	2,918	8,393	8,393	8,260	7,745
Pre-opening costs	3,298	2,549	2,008	4,316	2,182	3,446	5,228
General and administrative	31,219	16,834	12,076	41,373	28,421	25,131	23,111
Donations(2)	58	58	—	836	836	—	—
Consulting project costs	854	854	2,633	2,786	2,786	—	—
Acquisition and disposition costs(3)	733	5,015	—	—	—	—	—
Reorganization severance costs	113	113	719	1,072	1,072	793	—
Lease termination costs(4)	1,389	1,389	538	538	538	1,031	1,386
Impairment charges(5)	84	84	—	37,053	37,053	598	3,248

Depreciation and amortization	13,125	10,475	9,813	28,704	23,399	18,865	16,766

Total costs and expenses	244,550	181,119	159,199	500,853	384,753	326,605	309,794

Insurance settlements	—	—	348	1,153	1,153	—	—

Operating income (loss)	3,011	(1,776)	7,340	(10,100)	(22,169)	25,076	21,818
Other income (expense), net:
Interest, net of capitalized interest	(14,877)	(813)	(19)	(29,651)	(783)	(70)	(77)

Other	(50)	(49)	(11)	(993)	(1,439)	(432)	(236)

Income (loss) before income taxes	(11,916)	(2,638)	7,310	(40,744)	(24,391)	24,574	21,505

Income tax expense (benefit)	(4,171)	(1,476)	1,910	(20,374)	(12,934)	6,808	5,507

Net income (loss)	$(7,745)	$(1,162)	$5,400	$(20,370)	$(11,457)	$17,766	$15,998

Net income (loss) per average common share:
Basic	$(0.38)	$(0.06)	$0.24	$(0.94)	$(0.53)	$0.76	$0.68
Diluted	$(0.38)	$(0.06)	$0.24	$(0.94)	$(0.53)	$0.76	$0.68
Weighted-average number of common shares outstanding:
Basic	20,347	20,347	22,391	21,570	21,570	23,322	23,380
Diluted	20,347	20,347	22,720	21,570	21,570	23,435	23,517

	Pro Forma as of	As of		As of
($ in thousands)	June 26, 2018	June 26, 2018	June 13, 2017	December 26, 2017	December 27, 2016	December 29, 2015
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,034	$897	$2,145	$4,594	$14,622	$5,176
Working capital (deficit)(6)	(15,587)	(18,600)	(13,472)	(14,829)	(4,396)	(10,390)
Goodwill	203,756	62,157	75,365	62,241	75,365	75,365
Total assets	716,040	353,122	363,656	326,787	370,782	346,655
Long-term debt	374,787	40,476	22,750	24,477	—	4,500
Total stockholders’ equity	188,139	190,199	223,417	189,087	246,366	227,699

	For the		For the Year Ended
($ in thousands)	26 Weeks Ended June 26, 2018	24 Weeks Ended June 13, 2017	December 26, 2017	December 27, 2016	December 29, 2015
	(unaudited)
Statement of Cash Flows Data:
Net cash provided by operating activities	$8,302	$15,075	$38,065	$49,815	$45,868
Net cash used in investing activities	(32,509)	(20,626)	(23,929)	(34,168)	(46,530)
Net cash provided by (used in) financing activities	20,510	(6,926)	(24,164)	(6,201)	2,318
Other Financial Data:
Capital expenditures	$36,573	$21,928	$41,334	$36,950	$48,109
Adjusted EBITDA(7)	$18,761	$22,703	$44,544	$49,809	$48,456
Adjusted EBITDA Margin(8)	10.5%	13.7%	12.3%	14.2%	14.6%
Restaurant-level EBITDA(7)	$35,595	$34,779	$72,965	$74,940	$71,567
Restaurant-level EBITDA Margin(9)	19.9%	20.9%	20.2%	21.3%	21.6%
Operating Data:
Total restaurants (at end of period)	50	52	53	53	50
Total comparable restaurants (at end of period)(11)	43	43	46	41	37
Average sales per comparable restaurant	$3,457	$3,297	$6,630	$7,229	$7,396
Percentage change in comparable restaurant sales	(2.5)%	(1.3)%	(2)%	(0.8)%	(0.6)%
Pro Forma Metrics:
Adjusted EBITDA(7)(10)	$22,665		$64,052
Adjusted EBITDA Margin(8)(10)	9.2%		13.1%
Restaurant-level EBITDA(7)(10)	$53,884		$105,425
Restaurant-level EBITDA Margin(9)(10)	21.8%		21.5%

(1)	Insurance recovery represents the amounts recovered from property damage that occurred during the fiscal year ended December 26, 2017 at two Sullivan’s locations.
(2)	Donations in the fiscal year ended December 26, 2017 were primarily related to donations to the Houston area food bank to support victims affected by Hurricane Harvey that occurred during the third quarter of 2017.
(3)	Acquisition and disposition costs were approximately $5 million for the first two quarters of 2018 and are primarily related to the Barteca Acquisition.
(4)	During the first two quarters of 2018, we closed the Sullivan’s restaurants in Austin, Texas and Chicago Illinois and the Grille restaurants in Little Rock, Arkansas and Stamford, Connecticut and incurred approximately $1.4 million in aggregate related charges. In the fiscal year ended December 26, 2017 we closed two Sullivan’s restaurants and incurred approximately $0.5 million in related lease termination costs. During the fourth quarter of the fiscal year ended December 27, 2016, we decided to close the Sullivan’s restaurant in Seattle, Washington by March 31, 2017, and in connection with this anticipated closing, we incurred approximately $0.9 million in lease termination costs during the fiscal year ended December 27, 2016, and separately, an additional $0.1 million in closing costs related to prior year closures.

(5)

During the fiscal year ended December 26, 2017, we determined that the carrying values of our goodwill and indefinite-lived intangible assets related to the Sullivan’s concept exceeded their fair values based on estimated future cash flows that would be generated by Sullivan’s restaurants, and therefore recorded a non-cash impairment charge of $13.4 million. We similarly incurred $23.6 million in impairment charges related to one Double Eagle, four Grille and one Sullivan’s locations for the same period.

(6)

Working capital is defined as total current assets minus total current liabilities. Our operations have not required significant working capital and, like many restaurant companies, we may at times have negative working capital. Revenues are received primarily in cash or by credit card, and our restaurant operations do not require significant receivables or inventories, other than our wine inventory. In addition, we receive trade credit for the purchase of food, beverages and supplies, thereby reducing the need for incremental working capital to support growth.

(7)

We focus on Adjusted EBITDA and Restaurant-level EBITDA as key measures of our performance and for business planning. Adjusted EBITDA and Restaurant-level EBITDA assist us in comparing our performance over various reporting periods on a consistent basis because they remove from our results of operations the impact of items that, in our opinion, do not reflect our core operating performance. We define Adjusted EBITDA for Del Frisco’s as operating income (loss) before depreciation and amortization, plus the sum of certain non-operating expenses, including pre-opening costs, donations, lease termination costs, acquisition and disposition costs, consulting project costs, reorganization severance, impairment charges and insurance settlements. We define Restaurant-level EBITDA for Del Frisco’s as Adjusted EBITDA before general and administrative costs.

We believe that our presentation of Adjusted EBITDA and Restaurant-level EBITDA is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and Restaurant-level EBITDA. Some of these limitations are (i) they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) they do not reflect changes in, or cash requirements for, our working capital needs; (iii) they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; (iv) they do not reflect our income tax expense or the cash requirements to pay our taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Although we believe that Adjusted EBITDA and Restaurant-level EBITDA can make an evaluation of our operating performance more consistent because they remove items that, in our opinion, do not reflect our core operations, other companies in our industry may define Adjusted EBITDA and Restaurant-level EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA, Restaurant-level EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance.

The following table presents a reconciliation of operating income (loss) to Adjusted EBITDA and Restaurant-level EBITDA:

	Pro Forma	For the		Pro Forma	For the Year Ended
($ in thousands)	For the 26 Weeks Ended June 26, 2018	26 Weeks Ended June 26, 2018	24 Weeks Ended June 13, 2017	For the Year Ended December 26, 2017	December 26, 2017	December 27, 2016	December 29, 2015
		(unaudited)
Operating income (loss)	$3,011	$(1,776)	$7,340	$(10,100)	$(22,169)	$25,076	$21,818
Pre-opening costs	3,298	2,549	2,008	4,316	2,182	3,446	5,228
Donations	58	58	—	836	836	—	—
Lease termination costs	1,389	1,389	538	538	538	1,031	1,386
Depreciation and amortization	13,125	10,475	9,813	28,704	23,399	18,865	16,776
Acquisition and disposition costs	733	5,015	—	—	—	—	—
Consulting project costs	854	854	2,633	2,786	2,786	—	—
Reorganization severance costs	113	113	719	1,072	1,072	793	—
Impairment charges	84	84	—	37,053	37,053	598	3,248

Insurance settlements	—	—	(348)	(1,153)	(1,153)	—	—

Adjusted EBITDA	$22,665	$18,761	$22,703	$64,052	$44,544	$49,809	$48,456

General and administrative costs(12)	31,219	16,834	12,076	41,373	28,421	25,131	23,111

Restaurant-level EBITDA	$53,884	$35,595	$34,779	$105,425	$72,965	$74,940	$71,567

(8)	Adjusted EBITDA margin is the ratio of adjusted EBITDA to revenues.
(9)	Restaurant-level EBITDA margin is the ratio of Restaurant-level EBITDA to revenues.
(10)	Calculated on a pro forma basis after giving effect to the Barteca Acquisition (including the Company’s payment of the Barteca Acquisition purchase price, the New Term Loans and the outstanding borrowings under the New Revolver), although such pro forma presentation does not reflect the impact of this offering of shares of our common stock.
(11)	We consider a restaurant as comparable beginning in the first full fiscal quarter following the eighteenth month of the restaurant’s operations. Changes in comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time.
(12)	As presented, the pro forma Adjusted EBITDA figure does not add back approximately $7.5 million in incremental share-based compensation costs related to the accelerated vesting of Barteca awards upon a change in control which is included in Barteca’s general and administrative costs.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF BARTECA

The following summary historical consolidated financial information as of January 2, 2018 and January 3, 2017 and for each of the fiscal years ended January 2, 2018, January 3, 2017 and December 29, 2015 has been derived from Barteca’s audited consolidated financial statements, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus. The summary historical consolidated financial information of Barteca as of December 29, 2015 has been derived from Barteca’s audited consolidated financial statements which are not incorporated by reference into this prospectus supplement or accompanying base prospectus. Barteca restated its financial statements for the years ended January 2, 2018, January 3, 2017 and December 29, 2015 relating to the impact of build-to-suit accounting treatment for certain arrangements that did not qualify for sale-leaseback accounting. The following summary historical consolidated financial information as of April 3, 2018 and for each of the 13 weeks ended April 3, 2018 and April 4, 2017 has been derived from Barteca’s unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying base prospectus. In the opinion of Barteca’s management, these unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Barteca’s financial position and operating results for these periods. Results from interim periods are not necessarily indicative of results that may be expected for the entire year and historical results are not indicative of the results to be expected in the future.

This information is only a summary and should be read in conjunction with the historical consolidated financial statements of Barteca and the notes thereto incorporated by reference into this prospectus supplement and the accompanying base prospectus. See “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement.

	For the 13 Weeks Ended		For the Year Ended
	April 3, 2018	April 4, 2017	January 2, 2018	January 3, 2017	December 29, 2015
($ in thousands)	(unaudited)
Statement of Operations Data:
Revenue
Food	$17,874	$15,247	$72,584	$59,067	$46,934
Wine, liquor, beer and other beverages	13,278	12,117	55,041	46,631	38,774
Other(1)	128	132	544	714	131

Total revenue	31,280	27,496	128,169	106,412	85,839
Costs of sales
Cost of restaurant sales	7,735	6,828	31,869	25,642	20,973
Restaurant labor	10,045	8,493	40,304	32,983	26,886
Restaurant operating expenses	4,296	3,923	17,567	14,397	11,790
Restaurant occupancy costs	1,392	1,213	5,759	4,864	4,263

Total costs of sales	23,468	20,457	95,499	77,886	63,912
Operating expenses
Depreciation and amortization	1,689	1,353	6,112	4,608	3,485
General and administrative	3,462	3,108	12,847	11,172	12,634
Management fees	84	98	407	384	231
Loss (gain) from settlement(2)	—	—	(674)	1,519	—
Pre-opening costs	396	315	2,134	1,728	1,525

Total operating expenses	5,631	4,874	20,826	19,411	17,875

	For the 13 Weeks Ended		For the Year Ended
	April 3, 2018	April 4, 2017	January 2, 2018	January 3, 2017	December 29, 2015
($ in thousands)	(unaudited)
Net operating income before deal expenses	2,181	2,165	11,844	9,115	4,052
Deal expenses(3)
Transaction costs	—	—	—	191	950
Bonuses related to transaction	—	—	—	—	1,139

Total deal expenses	—	—	—	191	2,089
Net operating income	2,181	2,165	11,844	8,924	1,963
Other expense
Interest expense	1,075	866	3,698	3,583	2,020
Loss on vendor prepayment	—	—	—	—	216
Loss on disposal of assets	—	3	228	389	38
Loss on extinguishment of debt	—	—	—	—	353

Total other expense	1,075	869	3,926	3,972	2,627

Income (loss) before provision for income taxes	1,106	1,296	7,918	4,952	(664)
Provision for income taxes	72	15	225	18	59

Net income (loss)	$1,034	$1,281	$7,693	$4,934	$(723)

	As of	As of
($ in thousands)	April 3, 2018	January 2, 2018	January 3, 2017	December 29, 2015
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,005	$3,244	$3,575	$10,424
Working capital (deficit)(4)	$(1,932)	$(2,861)	$(4,141)	$1,301
Goodwill	$24,756	$24,756	$24,756	$24,756
Total assets	$103,170	$99,547	$82,865	$77,704
Long-term debt	$55,520	$52,410	$48,135	$50,689
Total members’ equity	$22,319	$21,181	$13,766	$8,896

	For the 13 Weeks Ended		For the Year Ended
($ in thousands)	April 3, 2018	April 4, 2017	January 2, 2018	January 3, 2017	December 29, 2015
	(unaudited)
Statement of Cash Flows Data:
Net cash provided by operating activities	$1,709	$1,458	$16,383	$11,238	$14,660
Net cash used in investing activities	(5,077)	(4,444)	(19,400)	(14,349)	(14,847)
Net cash provided by (used in) financing activities	3,129	2,968	2,686	(3,738)	8,834
Other Financial Data:
Capital Expenditures	$5,077	$4,444	$19,325	$14,033	$14,797
Adjusted EBITDA(5)	4,355	4,017	20,556	17,953	13,606
Adjusted EBITDA Margin(6)	13.9%	14.6%	16.0%	16.9%	15.9%
Restaurant-level EBITDA(5)	7,638	6,973	32,515	28,062	22,229
Restaurant-level EBITDA Margin(7)	24.4%	25.4%	25.4%	26.4%	25.9%

(1)	Includes recognized income from unredeemed gift cards, insurance proceeds, Internet retail sales and rental revenue.

(2)

During the fiscal year ended January 3, 2017, the Connecticut Department of Consumer Protection investigated Barteca for its practices regarding accepting rebates for certain alcohol purchases. During the fiscal year ended January 3, 2017, Barteca recorded an estimated loss from settlement relating to this investigation of $1.5 million. During the fiscal year ended January 2, 2018, Barteca settled for $0.7 million and recognized a net settlement gain of $0.7 million.

(3)

On December 15, 2015, Barteca amended its credit agreement in order to complete a recapitalization that resulted in paying off all of Barteca’s Preferred Shareholders (plus accrued interest) and the sale of a portion of Barteca’s fully diluted common stock to a single investor. Included in the transaction costs were, among others, deferred financing costs, advisory and legal fees and bonuses. The bonuses were paid to long-term employees who were not members of Barteca.

(4)	Working capital is defined as total current assets minus total current liabilities.
(5)

We focus on Adjusted EBITDA and Restaurant-level EBITDA as key measures of our performance and for business planning. Adjusted EBITDA and Restaurant-level EBITDA assist us in comparing our performance over various reporting periods on a consistent basis because they remove from our results of operations the impact of items that, in our opinion, do not reflect our core operating performance. We define Adjusted EBITDA for Barteca as net income (loss) before income taxes, interest expense, depreciation and amortization of key money on leases plus the sum of certain non-operating expenses, including pre-opening expenses, non-cash rent, loss on extinguishment of debt, management fees, board expenses, deal expenses, stock compensation expenses and sales of assets. We define and Restaurant-Level EBITDA for Barteca as Adjusted EBITDA before other income (loss) and general and administrative costs.

We believe that Barteca’s presentation of Adjusted EBITDA and Restaurant-level EBITDA is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and Restaurant-level EBITDA. Some of these limitations are (i) they do not reflect Barteca’s cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) they do not reflect changes in, or cash requirements for, our working capital needs; (iii) they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on Barteca’s debt; (iv) they do not reflect Barteca’s income tax expense or the cash requirements to pay Barteca’s taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Although we believe that Adjusted EBITDA and Restaurant-level EBITDA can make an evaluation of our operating performance more consistent because they remove items that, in our opinion, do not reflect our core operations, other companies in our industry may define Adjusted EBITDA and Restaurant-level EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA, Restaurant-level EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA and Restaurant-level EBITDA:

	For the 13 Weeks Ended		For the Year Ended
($ in thousands)	April 3, 2018	April 4, 2017	January 2, 2018	January 3, 2017	December 29, 2015
	(unaudited)
Net income (loss)	$1,034	$1,281	$7,693	$4,934	$(723)
Income taxes	72	15	225	18	59
Interest expense	1,075	866	3,698	3,583	2,020
Depreciation	1,689	1,353	6,112	4,608	3,485
Amortization of key money on leases(a)	11	11	43	43	43
Pre-opening expense	396	315	2,134	1,728	1,525
Other addbacks(b)	78	176	651	3,039	7,197

Adjusted EBITDA	$4,355	$4,017	$20,556	$17,953	$13,606
Other (income) loss	(52)	(58)	(260)	(427)	(16)
General and administrative costs	3,335	3,014	12,219	10,536	8,639

Restaurant-level EBITDA	$7,638	$6,973	$32,515	$28,062	$22,229

(a)	Key money on leases represents amounts paid to former tenants to vacate a lease early and for Barteca to assume the existing lease. This non-cash expense is included in operating expenses within Barteca’s historical audited financials.
(b)	Includes non-cash rent, loss on extinguishment of debt, management fees, board expenses, deal expenses, stock compensation expenses and sales of assets.

(6)	Adjusted EBITDA margin is the ratio of adjusted EBITDA to revenues.
(7)	Restaurant-level EBITDA margin is the ratio of Restaurant-level EBITDA to revenues.

RISK FACTORS

Investing in our common stock involves a number of risks. You should carefully consider all of the information set forth in this prospectus supplement and the accompanying base prospectus, our most recent Annual Report on Form 10-K, including “Part I, Item 1A.—Risk Factors,” as supplemented and updated by subsequent Quarterly Reports on Form 10-Q (including each of our 2018 Quarterly Reports) and Current Reports on Form 8-K that we have filed with the SEC, and in other documents which are incorporated by reference herein and therein, before deciding to invest in our common stock.

Any of these risks could materially and adversely affect our business, affairs, prospects, assets, financial condition, results of operations and cash flows and the actual outcome of matters as to which forward-looking statements are made in this prospectus supplement and the accompanying base prospectus. For more information about our SEC filings, see “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement and the accompanying base prospectus. While we believe we have identified and discussed below in our Form 10-K and each of our 2018 Quarterly Reports the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect such business, financial condition and results of operations in the future.

Risks Related to the Barteca Acquisition and the Combined Company

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated synergies and other benefits of the Barteca Acquisition may not be realized.

The success of the Barteca Acquisition, including anticipated synergies and other benefits, will depend, in part, on our ability to successfully combine and integrate our business with the business of Barteca.

The Barteca Acquisition will involve the integration of Barteca’s business with our existing business, which is a complex, costly and time-consuming process. The integration process is expected to take 12 to 18 months to complete and we have engaged an independent advisor to assist us in the process. The integration could result in material challenges, including, without limitation:

•

the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the Barteca Acquisition;

•	managing a larger combined company;

•	maintaining employee morale and retaining key management and other employees;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing business and operational relationships and attracting new business and operational relationships;

•	potential unknown liabilities and unforeseen increased expenses;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures and policies;

•	coordinating geographically separate organizations and addressing possible differences in corporate culture and philosophies;

•	unanticipated issues in integrating information technology, accounting, communications and other systems; and

•	unforeseen expenses or delays associated with the integration of Barteca.

Many of these factors will be outside of the combined company’s control and any one of them could result in delays, increased costs, decreases in revenues and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations and cash flows.

If we are unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits of the Barteca Acquisition may not be realized fully or at all, or may take longer to realize than expected. In addition, the actual cost savings of the Barteca Acquisition could be less than anticipated.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the Barteca Acquisition.

Following the completion of the Barteca Acquisition, the size of the combined company’s business became significantly larger than the current size of either our or Barteca’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two discrete companies in different geographic locations, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Barteca Acquisition.

The combined company incurred substantial expenses related to the completion of the Barteca Acquisition and expects to incur additional expenses in connection with the integration of Barteca’s business with our existing business.

We and Barteca have incurred, and expect to continue to incur, a number of non-recurring costs associated with the Barteca Acquisition and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction costs related to the Barteca Acquisition.

We will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred as the integration progresses. We expect to implement the integration process gradually over time, and although we expect that the realization of other efficiencies related to the integration of the businesses should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all, or we may incur other costs in our operations that offset all or a portion of such cost synergies.

We obtained financing to complete the Barteca Acquisition, which could adversely affect us, including by decreasing our business flexibility, and may materially increase our interest expense.

In order to finance the Barteca Acquisition we entered into the Credit Agreement, which provides for the New Term Loans (which mature on June 27, 2025) and the New Revolver (which commitments terminate on June 27, 2023). The amount and terms of the Credit Agreement could affect our credit rating and our ability to obtain other financing, including through public or institutional markets. While there is no financial maintenance covenant in the New Term Loans, the Credit Agreement includes other customary affirmative and negative covenants. The failure to meet such restrictive covenants could result in an event of default, which, if not cured or waived, could accelerate our repayment obligations and adversely and materially affect our consolidated results of operations and financial condition, as well as adversely affect our liquidity and the value of our shares of common stock. The ability of us and our subsidiaries to comply with such provisions may be affected by events beyond our control. The arrangers under our Credit Agreement intend to syndicate the New Term Loans shortly following the pricing of this offering, and in connection with such syndication, the applicable margin for the New Term Loans is subject to change. See Note 7 to the “Unaudited Pro Forma Condensed Combined Financial Information of Del Frisco’s and Barteca” for a sensitivity analysis for changes in the aggregate principal amount and interest rate of the New Term Loans. In addition, if the syndication does not satisfy certain conditions, the arrangers possess certain rights to alter the structure of a portion of the New Term Loans. At this time, we cannot assure you of the final terms of the New Term Loans following the syndication. Any material increase in interest expense could adversely affect us, including by having a material impact on our ability to execute our strategies.

The amount of cash required to pay interest on our increased indebtedness levels following completion of the Barteca Acquisition, and thus the demands on our cash resources, will be much greater than the amount of cash flows required to service our indebtedness prior to the Barteca Acquisition. The increased levels of indebtedness following completion of the Barteca Acquisition will also reduce funds available for working capital, capital expenditures, acquisitions, the repayment or refinancing of our indebtedness as it becomes due and other general corporate purposes and may create competitive disadvantages for us relative to other companies with lower debt levels.

Moreover, in the future we may be required to raise substantial additional financing to fund working capital, capital expenditures, the repayment or refinancing of our indebtedness, acquisitions or other general corporate requirements. Our ability to arrange additional financing or refinancing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. We cannot assure you that it will be able to obtain additional financing or refinancing on terms acceptable to us or at all.

Uncertainties associated with the Barteca Acquisition may cause the departure of management personnel and other key employees of Barteca or us, which could adversely affect the future business and operations of the combined company.

We and Barteca are dependent upon the experience and industry knowledge of our respective officers and other key employees to execute our respective business plans. The combined company’s success after the Barteca Acquisition will depend in part upon the ability of each of Del Frisco’s and Barteca to retain key management personnel and other key employees. Current and prospective employees of Del Frisco’s and Barteca may experience uncertainty about their future roles with the combined company, which may materially adversely affect the ability of each of Del Frisco’s and Barteca to attract and retain key personnel after the acquisition which could adversely impact operations of the combined company.

The unaudited pro forma condensed combined financial information in this prospectus supplement is presented for illustrative purposes only and the actual financial condition and results of operations after all post-closing adjustments to the Barteca Acquisition may differ materially.

The unaudited pro forma condensed combined financial information in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial condition or results of operations would have been had the Barteca Acquisition been completed on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the Barteca identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in the unaudited pro forma combined financial information in this prospectus supplement.

The market price of our common stock may decline as a result of the Barteca Acquisition.

The market price of our common stock may decline as a result of the Barteca Acquisition if, among other things, we are unable to achieve the expected growth, or if the strategic benefits are not realized or if the transaction costs related to the Barteca Acquisition are greater than expected. The market price of our common stock also may decline if we do not achieve the perceived benefits of the Barteca Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Barteca Acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

The Barteca Acquisition may expose us to significant liabilities that could adversely affect our business, financial condition and results of operations.

The Barteca Acquisition may expose us to significant liabilities relating to the operation of Barteca. These liabilities could include, but are not limited to, various claims and legal actions, including class actions, arising in the ordinary course of Barteca’s business from time to time, including claims related to food quality, personal injury, contract matters, health, wage and employment matters and other issues. In particular, Barteca is subject to various proceedings and a class action related to a food safety incident at bartaco’s Port Chester location. The incurrence of such unforeseen or unanticipated liabilities could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to this Offering

Our stock price has fluctuated in the past and may fluctuate in the future. Accordingly, you may not be able to resell your shares at or above the price at which you purchased them.

The trading price of our common stock has fluctuated in the past. The trading price of our common stock could fluctuate significantly in the future and could be negatively affected in response to various factors, including:

•	our quarterly or annual earnings or those of other companies in our industry;

•	actual or anticipated fluctuations in our or our competitors’ operating results, and our and our competitors’ growth rates;

•	the public reaction to our press releases, our other public announcements and our public filings with the SEC;

•	changes in financial estimates and recommendations by securities analysts following our stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	failure by us or our competitors to meet analysts’ projections or guidance that we or our competitors may give the market;

•

the failure of securities analysts to continue to cover our common stock or changes in financial estimates by analysts who cover us, our competitors or the restaurant industry in general and the fine dining segment in particular;

•	announcements by us or our competitors of new locations or menu items, capacity changes, strategic investments or acquisitions;

•	recruitment or departure of our key personnel;

•	the operating and stock price performance of other comparable companies;

•	general economic conditions and overall market fluctuations;

•	terrorist acts;

•	the trading volume of our common stock;

•	changes in business, legal or regulatory conditions, or other developments affecting participants in our industry, and publicity regarding our business or any of our significant competitors;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	short sales, hedging and other derivative transactions in the shares of our common stock;

•	future sales or issuances of our common stock, including sales or issuances by us, our directors or executive officers and our significant stockholders;

•	our dividend policy; and

•	investor perceptions of us, our competitors and our industry.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may negatively affect the price or liquidity of our common stock.

In addition, the market price of our common stock may fluctuate significantly if, among other things, the combined company is unable to achieve the anticipated synergies and other benefits in connection with the Barteca Acquisition or if the transaction costs relating to the Barteca Acquisition are greater than expected. The market price may also decline if the combined company does not achieve the perceived benefits of the Barteca Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Barteca Acquisition on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

When the market price of a stock has been volatile or has decreased significantly in the past, holders of that stock have, at times, instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending, settling or paying any resulting judgments related to the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business and hurt our share price.

If securities or industry analysts do not continue to publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock is influenced in part by the research and other reports that industry or securities analysts may publish about us or our business. If one or more analysts downgrade our stock or issue other unfavorable commentary, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. No report of any analyst is being incorporated by reference herein.

Shares eligible for future sale may adversely affect our common stock price.

Sales of our common stock or other securities (including our preferred stock) in the public or private market, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our certificate of incorporation, we are authorized to issue up to 190,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future sales and issuances of our common stock and other securities would have on the market price of our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

We expect to issue stock options, restricted stock and other forms of stock-based compensation in the future, which have the potential to dilute stockholder value and cause the price of our common stock to decline.

As of July 27, 2018, we have stock options outstanding to purchase 555,800 shares of common and 793,361 shares of restricted stock reserved for issuance under our equity incentive plan, 713,897 of which are currently vested. In addition, we expect to offer stock options, restricted stock and other forms of stock-based compensation to our directors, officers and employees in the future. If the options that we issue are exercised, or any restricted stock that we may issue vests, and those shares are sold into the public market, the market price of our common stock may decline. In addition, the availability of shares of common stock for award under our equity incentive plan, or the grant of stock options, restricted stock or other forms of stock-based compensation, may adversely affect the market price of our common stock.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

We may fail to maintain an effective system of internal controls. We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future, which could have a material adverse effect on us.

Although we have devoted management and financial resources to enhance our internal control over financial reporting, all internal control systems, no matter how well designed, have inherent limitations. Even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Pursuant to Section 404 of the Sarbanes-Oxley Act and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, our management is required to report on the effectiveness of our internal control over financial reporting. In connection with our fiscal 2017 assessment of internal control over financial reporting under Section 404, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Our 2017 material weakness arose as a result of a control deficiency relating to management’s review and accounting treatment of the sale leaseback transaction of our Double Eagle restaurant located in Orlando, Florida completed in December 2017. This control deficiency did not result in an adjustment to our annual consolidated financial statements as of and for the year ended December 26, 2017. In addition, in connection with Barteca’s fiscal 2017 audit, Barteca’s independent registered public accounting firm detected a material weakness relating to the impact of build-to-suit accounting treatment for certain arrangements that did not qualify for sale-leaseback accounting. As such, Barteca restated its consolidated financial statements as of and for the years ended January 2, 2018, January 3, 2017 and December 29, 2015 to appropriately account for the related leases as financing lease obligations and the completed construction projects as building improvements. Barteca’s independent registered public accounting firm did not modify its opinion with respect to that matter.

We have implemented and are continuing to implement a number of measures to remediate these material weaknesses in our internal control over financial reporting. We cannot assure you, however, that these measures may fully address these deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remedied. If we are unable to successfully remediate the identified control deficiencies, our ability to record, process and report financial information accurately could be impacted, and it may cause us to be unable to report our financial information accurately or on a timely basis or conclude that we maintain effective internal control over financial reporting. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or identify any additional existing material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, our reported financial results may be materially misstated, investors may lose confidence in our financial reporting and our stock price may decline as a result. As a result of such failures, we could also become subject to investigations by NASDAQ, the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, business, financial condition and divert financial and management resources from our core business.

Because we do not anticipate paying any dividends for the foreseeable future, you may not receive any return on your investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate paying any dividends to our stockholders for the foreseeable future. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or the entire amount of your investment. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, operating results, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Our shares of common stock will rank junior to all of our consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the common stock only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts with respect to the common stock then outstanding. We incurred a significant amount of indebtedness in connection with the Barteca Acquisition when we entered into the Credit Agreement, which provides for the $390,000,000 New Term Loans and $50,000,000 New Revolver, and we may also take on additional long-term debt and working capital lines of credit to meet future financing needs. As of June 26, 2018, on a pro forma basis to give effect to the Barteca Acquisition and the other events described under “Unaudited Pro Forma Condensed Combined Financial Information of Del Frisco’s and Barteca,” and the use of the net proceeds from this offering, we would have had $299.8 million of outstanding indebtedness and $43.9 million of availability under our New Revolver.

We have a significant amount of goodwill and other intangible assets on our balance sheet. If our goodwill or other intangible assets become impaired, we may be required to record a non-cash charge to earnings and reduce our stockholders’ equity.

Under GAAP, goodwill and intangible assets are reviewed for impairment on an annual basis or more frequently whenever events or circumstances indicate that their carrying value may not be recoverable. We monitor relevant circumstances, including expected synergies from combining operations of an acquiree and an acquirer as well as from intangible assets that do not qualify for separate recognition, our overall financial performance and the market prices for our common stock, and the potential impact that changes in such circumstances might have on the valuation of our goodwill or other intangible assets. If our goodwill or other intangible assets are determined to be impaired in the future, we may be required to record a non-cash charge to earnings during the period in which the impairment is determined, which would reduce our stockholders’ equity.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $85.1 million (or approximately $97.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriters’ discounts and commissions.

We intend to use the net proceeds of this offering to repay a portion of the outstanding borrowings under our New Term Loans, which borrowings were approximately $399.5 million as of July 27, 2018. As of July 27, 2018, the New Term Loans, the proceeds of which were used to fund the Barteca Acquisition, had a stated maturity of June 27, 2025 and a stated rate of LIBOR + 4.75%. See “Risk Factors—We obtained financing to complete the Barteca Acquisition, which could adversely affect us, including by decreasing our business flexibility, and may materially increase our interest expense” and Note 7 to the “Unaudited Pro Forma Condensed Combined Financial Information of Del Frisco’s and Barteca.”

Affiliates of J.P. Morgan Securities LLC and Citizens Capital Markets, Inc., underwriters in this offering, will receive at least 5% of the net proceeds of this offering in connection with the repayment of a portion of the New Term Loans. See “Underwriting (Conflicts of Interest).”

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol “DFRG.” The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock as quoted by the Nasdaq Global Select Market.

	Closing Sales Price
	High	Low
Year Ending December 25, 2018
First Quarter (December 27, 2017—March 27, 2018)	$18.65	$14.25
Second Quarter (March 29, 2018—June 26, 2018)	$16.95	$12.60
Third Quarter (June 27, 2018 up to July 27, 2018)	$13.05	$10.55

Year Ended December 26, 2017
First Quarter (December 28, 2016—March 21, 2017)	$18.10	$15.80
Second Quarter (March 22, 2017—June 13, 2017)	$18.80	$16.35
Third Quarter (June 14, 2017—September 5, 2017)	$16.75	$13.75
Fourth Quarter (September 6, 2017—December 26, 2017)	$15.95	$11.70

Year Ended December 27, 2016
First Quarter (December 30, 2015—March 22, 2016)	$17.15	$14.10
Second Quarter (March 23, 2016—June 14, 2016)	$16.86	$14.42
Third Quarter (June 15, 2016—September 6, 2016)	$16.10	$14.05
Fourth Quarter (September 7, 2016—December 27, 2016)	$18.50	$13.01

The closing sale price of a share of our common stock, as reported by the Nasdaq Global Select Market, on July 27, 2018, was $10.55. As of July 27, 2018, there were 4 holders of record of our common stock, not including beneficial owners of shares registered in nominee or street name.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock for the foreseeable future. We anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, operating results and other factors our board of directors deems relevant, including restrictions under our credit agreements and other debt instruments.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization as of June 26, 2018 on:

•	an actual basis;

•

a pro forma basis giving effect to the Barteca Acquisition (including the Company’s payment of the purchase price, the New Term Loans and the outstanding borrowings under the New Revolver) and the other adjustments set forth under “Unaudited Pro Forma Condensed Combined Financial Information of Del Frisco’s and Barteca;” and

•

a pro forma as adjusted basis giving further effect to this offering and the use of the net proceeds thereof (assuming no exercise by the underwriters of their option to purchase shares of common stock).

You should read this table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 26, 2017 and Quarterly Report on Form 10-Q for the 26 weeks ended June 26, 2018, and the consolidated financial statements and accompanying notes of Barteca included in our Current Report on Form 8-K dated June 27, 2018, as amended on Form 8-K/A on July 30, 2018 and incorporated by reference herein. You should also read this table in conjunction with the unaudited pro forma condensed combined financial information included in this prospectus supplement.

	As of June 26, 2018
	Actual	Pro Forma	Pro Forma As Adjusted
($ in thousands)
Cash and cash equivalents	$897	$6,034	$6,034

New Term Loans	—	371,711	286,661
New Revolver(1)	—	4,500	4,500
Original Revolver(2)	38,000	—	—
Other borrowings(3)	2,476	2,476	2,476

Obligations under capital leases(4)	826	6,416	6,416

Total indebtedness	41,302	385,103	300,053

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding at June 26, 2018	—	—	—
Common stock, $0.001 par value, 190,000,000 shares authorized, 24,504,805 shares issued and 20,382,822 shares outstanding at June 26, 2018	24	24	36
Treasury stock	(67,823)	(67,823)	(67,823)
Additional paid in capital	149,478	149,478	234,516

Retained earnings	108,520	106,460	106,460

Total stockholders’ equity	190,199	188,139	273,189

Total capitalization	$231,501	$573,242	$573,242

(1)

As of June 26, 2018, there was $4.5 million of outstanding borrowings under the New Revolver and we had approximately $43.9 million of borrowings available on a pro forma basis after giving effect to $1.6 million in outstanding letters of credit commitments.

(2)

On October 15, 2012, we entered into a credit facility (the “Original Revolver”) that, as of the last amendment on October 20, 2017, provided for an unsecured credit facility with a maximum credit commitment of $50.0 million. In connection with our entry into the Credit Agreement on June 27, 2018, the Original Revolver was repaid and terminated in full.

(3)	Includes a loan on our deferred compensation plan that was used to pay out funds from the plan that were due to plan participants instead of using operating cash flows.
(4)	Includes $1.0 million in current obligations under capital leases which are reflected in other current liabilities in the unaudited pro forma condensed combined balance sheet.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

OF DEL FRISCO’S AND BARTECA

The following unaudited pro forma condensed combined financial information presents the combination of the historical consolidated financial statements of Del Frisco’s and its subsidiaries and the historical consolidated financial statements of Barteca and its subsidiaries, after giving effect to the Transactions, as further described in Note 1.

The unaudited pro forma condensed combined financial information are intended to reflect:

•	the impact of the acquisition of Barteca, which will be accounted for as a business combination in accordance with ASC 805, Business Combinations (as further described below);

•	changes in depreciation and amortization resulting from the preliminary allocation of purchase price;

•	borrowings and corresponding interest expense under the bank financing obtained from J.P. Morgan Chase Bank, N.A. and Citizens Bank, National Association;

•	the repayment of Del Frisco’s outstanding indebtedness, including the aggregate outstanding principal amount and all accrued but unpaid interest, fees, premiums, penalties and other amounts owed; and

•	the repayment of Barteca outstanding indebtedness, including the aggregate outstanding principal amount and all accrued but unpaid interest, fees, premiums, penalties and other amounts owed.

The unaudited pro forma condensed combined financial information does not reflect this offering of our common stock and the application of the proceeds therefrom as this offering is not directly attributable to the Transactions.

The unaudited pro forma condensed combined balance sheet assumes the Transactions occurred on June 26, 2018 and combines Del Frisco’s unaudited condensed consolidated balance sheet as of June 26, 2018 with Barteca’s unaudited condensed consolidated balance sheet as of April 3, 2018.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 26, 2017 and the twenty six weeks ended June 26, 2018 combine the historical consolidated statements of operations of Del Frisco’s and Barteca and assume the Transactions occurred on December 28, 2016, the first day of Del Frisco’s most recent fiscal year. The pro forma statement of operations for the twenty six weeks ended June 26, 2018 include Barteca’s results for the thirteen weeks ended April 3, 2018 and the twelve week period from April 4, 2018 to June 26, 2018, the date prior to the date of the consummation of the Barteca Acquisition.

The pro forma adjustments are based upon currently available information and certain assumptions that Del Frisco’s management believes are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to present or be indicative of what the results of operations or financial position would have been had the events actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial position for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, or any anticipated cost savings or operating synergies that may result from the Transactions.

In the opinion of Del Frisco’s management, the pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are based on items that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. However, such adjustments are estimates based on certain assumptions and may not prove to be accurate. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with Del Frisco’s and Barteca’s respective historical financial statements referenced below:

•

Del Frisco’s consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K as of and for the year ended December 26, 2017 and Del Frisco’s Quarterly Report on Form 10-Q as of and for the twenty six weeks ended June 26, 2018; and

•

Barteca’s consolidated financial statements and related notes thereto as of and for the year ended January 2, 2018 and as of and for the thirteen week period ended April 3, 2018 included in the Del Frisco’s Current Report on Form 8-K dated June 27, 2018.

The unaudited pro forma condensed combined financial information and related notes have been prepared utilizing the period end dates for Del Frisco’s and Barteca which differ by fewer than 93 days, as permitted by Regulation S-X.

		Fiscal Year Ended December 26, 2017
(Amounts in thousands, except per share data)	Historical Del Frisco	Historical Barteca(1)	Pro Forma Adjustments		Pro Forma Combined
Unaudited Pro Forma Condensed Combined Statements of Operations:
Revenues	$361,431	$128,169	$—		$489,600
Costs and expenses:
Cost of sales	103,976	31,869	—		135,845
Restaurant operating expenses (excluding depreciation and amortization shown separately below)	177,170	63,629	211	7 (a)	241,010
Insurance recovery	(1,073)	—	—		(1,073)
Marketing and advertising costs	8,393	—	—		8,393
Pre-opening costs	2,182	2,134	—		4,316
General and administrative costs	28,421	13,254	(302)	7 (b)	41,373
Donations	836	—	—		836
Consulting project costs	2,786	—	—		2,786
Reorganization severance costs	1,072	—	—		1,072
Lease termination costs	538	—	—		538
Impairment charges	37,053	—	—		37,053
Depreciation and amortization	23,399	6,112	(807)	7 (d)	28,704

Total costs and expenses	384,753	116,998	(898)		500,853
Insurance settlements	1,153	—	—		1,153

Operating income (loss)	(22,169)	11,171	898		(10,100)
Other income (expense), net:
Interest, net of capitalized interest	(783)	(3,698)	(25,170)	7 (e)	(29,651)
Other	(1,439)	446	—		(993)

(Loss) income before income taxes	(24,391)	7,919	(24,272)		(40,744)
Income tax (benefit) expense	(12,934)	225	(7,665)	7 (f)	(20,374)

Net (loss) income	$(11,457)	$7,694	$(16,607)		$(20,370)

Net (loss) income per average common share:
Basic:	$(0.53)	$—	$—	7 (g)	$(0.94)

Diluted:	$(0.53)	—	—	7 (g)	$(0.94)

Weighted-average number of common shares outstanding:
Basic:	21,570	—	—	7 (g)	21,570
Diluted:	21,570	—	—	7 (g)	21,570

(1)	For the year ended January 2, 2018

See the accompanying notes to the unaudited pro forma condensed combined financial statements, beginning on page S-38 of this prospectus supplement.

	Twenty Six Weeks Ended June 26, 2018
(Amounts in thousands, except per share data)	Historical Del Frisco	Historical Barteca(1)	Historical Barteca(2)	Pro Forma Adjustments		Pro Forma Combined
Unaudited Pro Forma Condensed Combined Statements of Operations:
Revenues	$179,343	$31,280	$36,938	$—		$247,561
Costs and expenses:
Cost of sales	52,110	7,735	8,956	—		68,801
Restaurant operating expenses (excluding depreciation and amortization shown separately below)	87,622	15,733	17,444	61	7 (a)	120,860
Marketing and advertising costs	4,016	—	—	—		4,016
Pre-opening costs	2,549	396	353	—		3,298
General and administrative costs	16,834	3,546	12,411	(1,572)	7 (b)	31,219
Donations	58	—	—	—		58
Consulting project costs	854	—	—	—		854
Acquisition and disposition costs	5,015	—	1,124	(5,406)	7(c)	733
Reorganization severance costs	113	—	—	—		113
Lease termination costs	1,389	—	—	—		1,389
Impairment charges	84	—	—	—		84
Depreciation and amortization	10,475	1,689	1,969	(1,008)	7 (d)	13,125

Total costs and expenses	181,119	29,099	42,257	(7,925)		244,550

Operating income	(1,776)	2,181	(5,319)	7,925		3,011
Other income (expense), net:
Interest, net of capitalized interest	(813)	(1,075)	(1,172)	(11,817)	7 (e)	(14,877)
Other	(49)	—	(1)	—		(50)

(Loss) income before income taxes	(2,638)	1,106	(6,492)	(3,892)		(11,916)
Income tax (benefit) expense	(1,476)	72	218	(2,985)	7 (f)	(4,171)

Net (loss) income	$(1,162)	$1,034	$(6,710)	$(907)		$(7,745)

Net (loss) income per average common share:
Basic:	$(0.06)	$—			7 (g)	$(0.38)

Diluted:	(0.06)	—			7 (g)	$(0.38)

Weighted-average number of common shares outstanding:
Basic:	20,347	—			7 (g)	20,347
Diluted:	20,347	—			7 (g)	20,347

(1)	For the thirteen weeks ended April 3, 2018.
(2)	For the period from April 4, 2018 to June 26, 2018.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, beginning on page S-38 of this prospectus supplement.

	As of June 26, 2018
(Amounts in thousands)	Historical Del Frisco	Historical Barteca(1)	Pro Forma Adjustments		Pro Forma Combined
Unaudited Pro Forma Condensed Combined Balance Sheet:
ASSETS
Current assets:
Cash and cash equivalents	$897	$3,005	$2,132	6 (a)	$6,304
Inventory	18,238	2,058	—		20,296
Income taxes receivable	39	—	—		39
Deferred income taxes	9,363	2,133	—		11,496
Lease incentives receivable	6,789	4,699	(1,115)	6 (b)	10,373

Prepaid expenses and other assets	35,326	11,895	1,017		48,238

Total current assets
Property and equipment:
Leasehold improvements	235,443	43,469	(5,509)	6 (c)	273,403
Furniture, fixtures, and equipment	73,966	18,965	(6,573)	6 (c)	86,358
Building improvements	—	15,572	(2,075)	6 (c)	13,497
Construction in progress	—	3,616	—		3,616

Property and equipment, gross	309,409	81,622	(14,157)		376,874
Less accumulated depreciation	(108,159)	(20,045)	20,045	6 (c)	(108,159)

Property and equipment, net	201,250	61,577	5,888	6 (c)	268,715
Goodwill	62,157	24,756	116,843	6 (d)	203,756
Intangible assets, net	36,944	2,590	134,750	6 (e)	174,284
Deferred income taxes	2,043	—	—		2,043
Other assets	15,402	2,352	1,250	6 (f)	19,004

Total assets	$353,122	$103,170	$259,748		$716,040

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$4,655	$—	$(4,655)	6(a)	$—
Accounts payable	16,022	3,287	—		19,309
Deferred revenue	13,116	1,068	—		14,184
Sales tax payable	1,978	1,104	—		3,082
Accrued payroll	7,342	1,626	—		8,968
Current portion of deferred rent obligations	5,998	—	—		5,998
Current portion of long-term debt	—	3,272	628	6 (f)	3,900
Other current liabilities	4,815	3,471	98	6 (g)	8,384

Total current liabilities	53,926	13,828	(3,929)		63,825
Noncurrent liabilities:
Long-term debt	40,476	55,520	278,791	6 (f)	374,787
Obligation under capital lease	826	4,524	—		5,350
Deferred rent obligations	55,010	6,978	(6,978)	6 (h)	55,010
Deferred income taxes, net	—	—	16,244	6 (i)	16,244
Other liabilities	12,685	—	—		12,685

Total liabilities	162,923	80,850	284,128		527,901

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	24	3,085	(3,085)	6 (j)	24
Treasury stock	(67,823)	—	—		(67,823)
Additional paid in capital	149,478	—	—		149,478
Retained earnings	108,520	19,235	(21,295)	6 (j)	106,460

Total stockholders’ equity	190,199	22,320	(24,380)		188,139

Total liabilities and stockholders’ equity	$353,122	$103,170	$259,748		$716,040

(1)	As of April 3, 2018

See the accompanying notes to the unaudited pro forma condensed combined financial statements, beginning on page S-38 of this prospectus supplement.

DEL FRISCO’S RESTAURANT GROUP, INC. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Description of the Transactions

On May 7, 2018, the Company entered into a Purchase Agreement (as defined below) to (i) purchase of all of the outstanding equity interests of RCP Barteca Corp., a Delaware corporation (“RCP Blocker”) and General Atlantic (BT) Blocker, LLC, a Delaware limited liability company (“GA Blocker” and, together with RCP Blocker, the “Blockers”) and (ii) merger of Bentley Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), with and into Barteca Holdings, LLC, a Delaware limited liability company (“Barteca”), with Barteca surviving such merger as a wholly owned subsidiary of the Company. The acquisition occurred pursuant to the terms of the Purchase Agreement and Plan of Merger (the “Purchase Agreement”) by and among the Company, Merger Sub, Barteca, RCP Blocker, GA Blocker, the owners of the Blockers and the Sellers’ Representative named therein. The acquisition closed on June 27, 2018 (the “Closing Date”) for a purchase price of $325 million, subject to customary adjustments for debt, cash and working capital.

In connection with the completion of the acquisition, on the Closing Date, the Company entered into a new credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, the other agents and arrangers party thereto and the several lenders party thereto, to fund a portion of the $325 million purchase price. The Credit Agreement provides for (i) senior secured term loans in aggregate principal amount of $390 million and (ii) senior secured revolving credit commitments in an aggregate principal amount of $50 million. The transactions described in this Note 1 are collectively referred to as the “Transactions.”

Note 2—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). The acquisition method of accounting requires use of the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires the determination of the accounting acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Del Frisco’s has been identified as the acquirer for accounting purposes based on the facts and circumstances specific to this transaction. As a result, Del Frisco’s will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and liabilities of Barteca. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording goodwill for the excess of the consideration transferred over the aggregate fair value of the identifiable assets acquired and liabilities assumed. For purposes of the unaudited pro forma condensed combined financial information, the fair values of Barteca’s identifiable assets acquired and liabilities assumed were based on preliminary estimates. The final determination of the fair values of assets acquired and liabilities assumed could result in material changes to the amounts presented in the unaudited pro forma condensed combined financial information and future results of operations and financial position.

The unaudited pro forma condensed combined financial information was prepared on a combined basis. There were no material transactions between Del Frisco’s and Barteca during the periods presented that would need to be eliminated.

Note 3—Conforming Accounting Policies

During the preparation of the unaudited pro forma condensed combined financial information, the Company performed an initial review of the accounting policies of Barteca to determine if differences in accounting policies require reclassification or adjustment. As result of that review, the Company did not become aware of any material differences between the accounting policies of the two companies, other than certain reclassifications necessary to conform to Del Frisco’s financial statement presentation. These reclassifications are described in Note 4 below. When management completes a final review of Barteca’s accounting policies, additional differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 4—Reclassifications

Certain reclassification adjustments have been made to conform Barteca’s financial statement presentation to that of Del Frisco’s as indicated in the tables below.

a) The reclassification adjustments to conform Barteca’s balance sheet presentation to that of Del Frisco’s have no impact on net assets and are summarized below:

	As of April 3, 2018
(Amounts in thousands)	Historical Barteca	Reclassifications to Del Frisco’s Presentation	Historical Barteca as presented
Unaudited Condensed Consolidated Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$3,005	$—	$3,005
Accounts receivable	1,000	(1,000)	—
Tenant allowance receivables	2,133	(2,133)	—
Inventory	2,058	—	2,058
Due from employees	1,275	(1,275)	—
Lease incentives receivable	—	2,133	2,133
Prepaid expenses and other assets	2,424	2,275	4,699

Total current assets	11,895	—	11,895
Property and equipment
Leasehold improvements	43,469	—	43,469
Furniture, fixtures, and equipment	18,965	—	18,965
Building improvements	15,572	—	15,572
Construction in progress	3,616	—	3,616

Property and equipment, gross	81,622	—	81,622
Less accumulated depreciation	(20,045)	—	(20,045)

Property and equipment, net	61,577	—	61,577
Security deposits	1,387	(1,387)	—
Liquor license	821	(821)	—
Interest rate swap	144	(144)	—
Intangible assets—other, net	340	(340)	—
Intangible asset—trade names	2,250	(2,250)	—
Goodwill	24,756	—	24,756
Intangible assets, net	—	2,590	2,590
Other assets	—	2,352	2,352

Total assets	$103,170	$—	$103,170

	As of April 3, 2018
(Amounts in thousands)	Historical Barteca	Reclassifications to Del Frisco’s Presentation	Historical Barteca as presented
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$3,287	$—	$3,287
Deferred revenue	—	1,068	1,068
Accrued expenses	2,448	(2,448)	—
Current portion of long-term debt	3,272	—	3,272
Current portion of financing lease obligations	1,066	(1,066)	—
Sales tax payable	1,061	43	1,104
Accrued payroll	1,626	—	1,626
Gift card liabilities	1,068	(1,068)	—
Other current liabilities	—	3,471	3,471

Total current liabilities	13,828	—	13,828
Noncurrent liabilities:
Long-term debt	55,520	—	55,520
Financing lease obligations, net of current portion	4,524	(4,524)	—
Obligation under capital lease	—	4,524	4,524
Interest rate swap liability	—	—	—
Deferred rent obligations	6,978	—	6,978

Total liabilities	80,850	—	80,850
Commitments and contingencies
Members’ equity:
Preferred stock	—	—	—
Common stock	—	3,085	3,085
Class A Common Units	3,085	(3,085)	—
Class B and Class C Common Units	—	—	—
Members’ equity	19,235	(19,235)	—
Treasury stock	—	—	—
Additional paid in capital	—	—	—
Retained earnings	—	19,235	19,235

Total members’ equity	22,320	—	22,320

Total liabilities and members’ equity	$103,170	$—	$103,170

b) The reclassification adjustments to conform Barteca’s statements of operations presentation to that of Del Frisco’s have no impact on net income and are summarized below:

	Year Ended January 2, 2018
(Amounts in thousands)	Historical Barteca	Reclassifications to Del Frisco’s Presentation	Historical Barteca as presented
Consolidated Statement of Operations:
Revenues	$—	$128,169	$128,169
Food	72,584	(72,584)	—
Wine, liquor, beer and other beverages	55,041	(55,041)	—
Other revenues	544	(544)	—
Costs and expenses:
Cost of sales	—	31,869	31,869
Cost of restaurant sales	31,869	(31,869)	—
Restaurant operating expenses (excluding depreciation and amortization shown separately below)	—	63,629	63,629
Insurance recovery	—	—	—
Marketing and advertising costs	—	—	—
Pre-opening costs	2,134	—	2,134
General and administrative costs	12,847	407	13,254
Donations	—	—	—
Consulting project costs	—	—	—
Acquisition and disposition costs	—	—	—
Reorganization severance costs	—	—	—
Lease termination costs	—	—	—
Impairment charges	—	—	—
Depreciation and amortization	6,112	—	6,112
Restaurant labor	40,303	(40,303)	—
Restaurant occupancy costs	5,759	(5,759)	—
Management fees	407	(407)	—
Loss (gain) from settlement	(674)	674	—
Restaurant operating expenses	17,567	(17,567)	—

Total costs and expenses	116,324	674	116,998
Insurance settlements	—	—	—

Operating income	11,845	(674)	11,171
Other income (expense), net:
Interest, net of capitalized interest	—	(3,698)	(3,698)
Interest expense	(3,698)	3,698	—
Loss on disposal of assets	(228)	228	—
Other	—	446	446

Income before income taxes	7,919	—	7,919
Income tax (benefit) expense	225	—	225

Net income	$7,694	$—	$7,694

	Thirteen Weeks Ended April 3, 2018
(Amounts in thousands)	Historical Barteca	Reclassifications to Del Frisco’s Presentation	Historical Barteca as presented
Unaudited Condensed Consolidated Statement of Operations:
Revenues	$—	$31,280	$31,280
Food	17,874	(17,874)	—
Wine, liquor, beer and other beverages	13,278	(13,278)	—
Other revenues	128	(128)	—
Costs and expenses:
Cost of sales	—	7,735	7,735
Cost of restaurant sales	7,735	(7,735)	—
Restaurant operating expenses (excluding depreciation and amortization shown separately below)	—	15,733	15,733
Insurance recovery	—	—	—
Marketing and advertising costs	—	—	—
Pre-opening costs	396	—	396
General and administrative costs	3,462	84	3,546
Donations	—	—	—
Consulting project costs	—	—	—
Acquisition and disposition costs	—	—	—
Reorganization severance costs	—	—	—
Lease termination costs	—	—	—
Impairment charges	—	—	—
Depreciation and amortization	1,689	—	1,689
Restaurant labor	10,045	(10,045)	—
Restaurant occupancy costs	1,392	(1,392)	—
Management fees	84	(84)	—
Loss (gain) from settlement	—	—	—
Restaurant operating expenses	4,296	(4,296)	—

Total costs and expenses	29,099	—	29,099
Insurance settlements	—	—	—

Operating income	2,181	—	2,181
Other income (expense), net:
Interest, net of capitalized interest	—	(1,075)	(1,075)
Interest expense	(1,075)	1,075	—
Loss on disposal of assets	—	—	—
Other	—	—	—

Income before income taxes	1,106	—	1,106
Income tax expense	72	—	72

Net income	$1,034	$—	$1,034

	Period from April 4, 2018 to June 26, 2018
(Amounts in thousands)	Historical Barteca	Reclassifications to Del Frisco’s Presentation	Historical Barteca as presented
Unaudited Condensed Consolidated Statement of Operations:
Revenues	$—	$36,938	$36,938
Food	21,356	(21,356)	—
Wine, liquor, beer and other beverages	15,454	(15,454)	—
Other revenues	128	(128)	—
Costs and expenses:
Cost of sales	—	8,956	8,956
Cost of restaurant sales	8,956	(8,956)	—
Restaurant operating expenses (excluding depreciation and amortization shown separately below)	—	17,444	17,444
Insurance recovery	—	—	—
Marketing and advertising costs	—	—	—
Pre-opening costs	353	—	353
General and administrative costs	3,363	9,048	12,411
Donations	—	—	—
Consulting project costs	—	—	—
Acquisition and disposition costs	—	1,124	1,124
Reorganization severance costs	—	—	—
Lease termination costs	—	—	—
Impairment charges	—	—	—
Depreciation and amortization	1,969	—	1,969
Share-based compensation	8,932	(8,932)	—
Deal expense	1,124	(1,124)	—
Restaurant labor	11,190	(11,190)	—
Restaurant occupancy costs	1,734	(1,734)	—
Management fees	116	(116)	—
Loss (gain) from settlement	—	—	—
Restaurant operating expenses	4,520	(4,520)	—

Total costs and expenses	42,257	—	42,257
Insurance Settlements	—	—	—

Operating income	(5,319)	—	(5,319)
Other income (expense), net:
Interest, net of capitalized interest	—	(1,172)	(1,172)
Interest expense	(1,172)	1,172	—
Loss on disposal of assets	(1)	1	—
Other	—	(1)	(1)

Income before income taxes	(6,492)	—	(6,492)
Income tax expense	218	—	218

Net (loss) income	$(6,710)	$—	$(6,710)

Note 5—Preliminary Purchase Price Allocation

The following table summarizes the preliminary calculation of consideration transferred and the allocation of the purchase price to the net assets acquired as if the acquisition had been completed on June 26, 2018 (amounts in thousands).

Preliminary purchase consideration:
Contractual purchase price	$325,000
Barteca historical cash balance	3,005
Barteca cash received for settlement of employee note	1,115

Pro forma preliminary consideration transferred	$329,120

Less: Net assets acquired:
Total current assets	11,895
Property and equipment	67,465
Intangible assets	137,340
Other assets	2,352
Total current liabilities	(10,763)
Deferred tax liabilities	(16,244)
Obligation under capital lease	(4,524)

Total net assets acquired	187,521

Goodwill attributable to Barteca acquisition	$141,599

Note 6—Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 26, 2018

(a)	Cash and cash equivalents—The increase in cash and cash equivalents of $2.1 million, was determined as follows (amounts in thousands):

Sources	Amount	Uses	Amount
New Term Loan B	$390,000	Consideration transferred, net of cash acquired	$325,000
New Revolver	4,500	Repayment of Del Frisco’s debt	38,109
Cash from Del Frisco’s historical balance sheet	897	Estimated fees and expenses	21,599
Reclass Del Frisco’s cash overdraft	(4,655)	Cash to Del Frisco’s pro forma balance sheet	6,034

Total Sources	$390,742	Total Uses	$390,742

(b)

Prepaid expenses and other assets—The decrease in prepaid expenses and other assets of $1.1 million reflects the contractually stipulated settlement of the due from employee note receivable recorded in Barteca’s historical balance sheet. The note was settled in cash at the close of the transaction. The settlement of the note is factually supportable and directly related to the Transactions.

(c)

Property and equipment, net—The increase in property and equipment, net of $5.9 million represents the change from Barteca’s historical net book value to preliminary estimated fair value as follows (amounts in thousands):

Asset Class	Estimated Preliminary Fair Value	Historical Book Value	Pro Forma Adjustment
Leasehold improvements	$37,960	$43,469	$(5,509)
Furniture, fixtures and equipment	12,392	18,965	(6,573)
Building improvements	13,497	15,572	(2,075)
Construction in progress	3,616	3,616	—
Accumulated Depreciation	—	(20,045)	20,045

Total property and equipment, net	$67,465	$61,577	$5,888

(d)	Goodwill—The increase in goodwill of $116.8 million is calculated as follows (amounts in thousands):

Consideration transferred	$329,120
Less: Fair value of net assets acquired	187,521

Total estimated goodwill	141,599
Less: Barteca historical goodwill	24,756

Pro forma adjustment to goodwill	$116,843

(e)

Intangible assets, net—The increase in intangible assets, net of $134.8 million represents the change from Barteca’s historical net book value to preliminary estimated fair value as follows (amounts in thousands):

Asset Class	Estimated Preliminary Fair Value	Historical Book Value	Pro Forma Adjustment
Trade names—Barcelona Wine Bar	$47,000	$2,000	$45,000
Trade names—Bartaco	90,000	250	89,750
Intangible assets—other	340	340	—

Total intangible asset, net	$137,340	$2,590	$134,750

The Barcelona Wine Bar and bartaco trade names have indefinite lives.

(f)

Financing transactions—The Transactions include repayment of Barteca’s outstanding indebtedness, repayment of Del Frisco’s outstanding indebtedness, and borrowings under the Credit Agreement which provides for senior secured term loans in an aggregate principal amount of $390 million and revolving credit commitments in an aggregate principal amount of $50 million, of which $4.5 million was drawn at the acquisition date. These financing transactions had the following effect on the unaudited pro forma condensed combined balance sheet:

•	increase in other assets of $1.3 million related to debt issuance costs incurred on the revolving credit facility;

•

increase in current portion of long-term debt of $0.6 million related to the $3.9 million current portion of the senior secured term loans offset by repayment of $3.3 million of Barteca’s outstanding indebtedness as of the pro forma balance sheet date;

•	decrease in other current liabilities of $0.2 million related to repayment of accrued interest outstanding on the Del Frisco’s and Barteca debt; and

•

increase of $278.8 million in long-term debt related to the incurrence of $390.0 million in borrowings under the senior secured term loan, net of $3.9 million in current portion of long-term debt, $4.5 million in revolving credit commitments, offset by debt issuance costs of $18.3 million and the repayment of $38.0 million of Del Frisco’s indebtedness (without a permanent reduction in commitment) and $55.5 million of Barteca indebtedness outstanding as of the pro forma balance sheet date.

(g)

Other current liabilities—The increase in other current liabilities of $0.1 million reflects an increase in accrued compensation of $0.3 million for a key executive, offset by a decrease of $0.2 million related to repayment of accrued interest outstanding on the Del Frisco’s and Barteca debt.

(h)	Deferred rent obligations—The decrease in deferred rent of $7.0 million results from fully eliminating the account balance in purchase accounting.

(i)	Deferred income taxes, net—The increase in deferred income taxes, net of $16.2 million reflects the deferred tax impact of the fair value adjustments discussed above. Preliminary deferred taxes have been estimated based on a tax rate of 21%, which approximates the statutory tax rate in effect as of the pro forma balance sheet date. The actual effective tax rate of Del Frisco’s could be materially different from the rate presented in the unaudited pro forma condensed combined financial information.

(j)	Stockholders’ equity—The decrease in equity balances, consists of the following:

(Amounts in thousands)	Common stock	Retained earnings	Total adjustment to equity
Elimination of historical equity of Barteca	$(3,085)	$(19,235)	$(22,320)
Transaction expenses incurred by Del Frisco’s	—	(2,060)	(2,060)

Pro forma adjustment to total stockholders’ equity	$(3,085)	$(21,295)	$(24,380)

Note 7—Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(a)

Restaurant operating expenses (excluding depreciation and amortization shown separately below)—The increase in restaurant operating expenses of $0.2 million for the year ended December 26, 2017 and $0.1 million for the twenty six weeks ended June 26, 2018 reflects incremental rent expense calculated for Barteca lease agreements with escalating rent payments. Rent expense was recalculated on a straight-line basis starting from the acquisition date and based on the remaining term of the assumed lease.

(b)	General and administrative costs - For the year ended December 26, 2017, the decrease in general and administrative costs of $0.3 million consists of the following:

•	elimination of management fees historically paid by Barteca to Rosser Capital Partners of $0.4 million as the agreement was terminated as of the acquisition date; and

•	increase of $0.1 million in stock-based compensation expense to reflect new compensation agreements entered into with Barteca executives as of the acquisition date.

For the twenty six weeks ended June 26, 2018, the decrease in general and administrative costs of $1.6 million primarily consists of the following:

•	elimination of management fees historically paid by Barteca to Rosser Capital Partners of $0.2 million as the agreement was terminated as of the acquisition date; and

•	net decrease of $1.4 million in share-based compensation expense to reflect impact of employment agreements entered into with Barteca executives receiving replacement awards upon transaction closing.

General and administrative costs include approximately $7.5 million in incremental share-based compensation costs, which have not been reversed in these pro forma financial statements, related to the accelerated vesting of Barteca awards upon a change in control.

(c)

Acquisition and disposition costs—The decrease of $5.4 million in acquisition and disposition costs for the twenty six weeks ended June 26, 2018 represents the elimination of costs directly related to the Transactions of $4.3 million and $1.1 million included in the historical financial statements of Del Frisco’s and Barteca, respectively.

(d)	Depreciation and amortization—The net decrease in depreciation expense of $0.8 million for the year ended December 26, 2017 and $1.0 million for the twenty six weeks ended June 26, 2018 was determined as follows, based on preliminary estimates of fair value and estimated useful lives (amounts in thousands):

Asset Class	Useful Life	Estimated Fair Value	Fiscal Year Ended December 26, 2017	26 Weeks Ended June 26, 2018
Leasehold improvements	13	$37,960	$2,920	$1,460
Furniture, fixtures, and equipment	3-7	12,392	1,935	966
Building improvements	30	13,497	450	224
Construction in progress		3,616	—	—

Total recalculated depreciation expense		$67,465	$5,305	$2,650

Less: Historical Barteca depreciation expense			6,112	3,658

Total pro forma adjustment to depreciation expense			$(807)	$(1,008)

A 10% change in the valuation of property and equipment would cause a corresponding increase or decrease in the balance of goodwill, and annual depreciation expense would increase or decrease by approximately $0.5 million, assuming an overall weighted-average useful life of 14 years.

(e)	Interest, net of capitalized interest—The following table summarizes key terms of the Credit Agreement. The stated rate of the term loan pursuant to the term loan documentation and agreed with the arrangers is LIBOR + 4.75%, which equals 6.875% as of the acquisition date. Based on current market conditions, the arrangers have informed us that they may commence syndication of the Term Loan at the rate of LIBOR +5.00%. Such rate may be subject to additional modification. See “Risk Factors—We obtained financing to complete the Barteca Acquisition, which could adversely affect us, including by decreasing our business flexibility, and may increase our interest expense.” The effective interest rate is calculated by taking into account the debt issuance costs. Such costs are amortized, using the effective interest method, over the seven year term of the loan (amounts in thousands):

	Principal	Effective Interest Rate	Term in Years
Term loan	$390,000	7.78%	7
Revolving credit facility	4,500	5.63%	5

Total	$394,500

The net increase in interest expense was determined as follows, taking into consideration the above terms related to the Credit Agreement (amounts in thousands):

Components of pro forma interest expense adjustment:	Fiscal Year Ended December 26, 2017	26 Weeks Ended June 26, 2018
Cash interest expense	$26,965	$13,447
Commitment fee on revolving credit facility	228	114
Amortization of deferred financing costs on term loan	2,147	1,124
Amortization of revolving credit facility fees	250	126

Total pro forma interest expense	29,590	14,811
Less: Historical Del Frisco’s credit facility interest expense	(722)	(747)
Less: Historical Barteca interest expense	(3,698)	(2,247)

Total adjustment to pro forma interest expense	$25,170	$11,817

There was approximately $394.5 million aggregate principal amount of variable-rate indebtedness on a pro forma basis. As such, financing costs are sensitive to changes in interest rates. For each 0.125% increase or decrease in actual or assumed interest rates, annual interest expense would increase or decrease by approximately $0.5 million. For each 0.25% increase or decrease in actual or assumed interest rates, annual interest expense would increase or decrease by approximately $1.0 million. For each $25.0 million decrease in principal amount of variable-rate indebtedness, annual interest expense would decrease by approximately $1.7 million.

(f)

Income tax (benefit) expense—The net increase in income tax benefit reflects the tax effect of pro forma adjustments and additional estimated federal income tax assuming Barteca was a taxable entity for the periods presented. Tax expense was determined using statutory rates of 35% and 21% for the year ended December 26, 2017 and the twenty six weeks ended June 26, 2018, respectively. The Del Frisco’s effective tax rate could be materially different from the rate presented in this unaudited pro forma condensed combined financial information.

(g)

Net (loss) income per average common share—The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the condensed combined basic and diluted average shares of Del Frisco’s.

(Amounts in thousands, except per share data)	Fiscal Year Ended December 26, 2017	26 Weeks Ended June 26, 2018
Pro forma net loss attributable to common shareholders	$(20,370)	$(7,745)
Basic weighted average number of common shares outstanding—historical	21,570	20,347
Diluted weighted average number of common shares outstanding—historical	21,570	20,347
Net loss per average common share:
Basic—pro forma	$(0.94)	$(0.38)
Diluted—pro forma	$(0.94)	$(0.38)

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of U.S. federal income tax considerations generally applicable to non-U.S. holders (as defined below) with respect to the ownership and disposition of our common stock. This summary applies only to non-U.S. holders who purchase our common stock in this offering and hold our common stock as a capital asset (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular non-U.S. holders in light of their individual circumstances or the U.S. federal income tax consequences applicable to non-U.S. holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, entities or arrangements treated as partnerships for U.S. federal income tax purposes or investors therein, banks or other financial institutions, insurance companies, tax-exempt organizations (including private foundations), foreign pension funds, U.S. expatriates, broker-dealers and traders in securities or currencies, or non-U.S. holders that hold common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly on a retroactive basis. This summary does not describe any U.S. state, local or non-U.S. income or other tax consequences (including estate, gift, and Medicare contribution tax consequences) of owning and disposing of our common stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) nor any of the following:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock, and partners in such partnerships, should consult their tax advisers as to the U.S. federal income tax consequences applicable to them in their particular circumstances.

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR COMMON STOCK.

Distributions on Common Stock

Distributions on our common stock generally will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of a non-U.S. holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Common Stock.” Generally, the gross amount of dividends paid to a non-U.S. holder with respect to our common stock will be subject to withholding of U.S. federal income tax at a rate of 30%, or at a lower rate if an applicable income tax treaty so provides and the applicable withholding agent has received proper certification as to the application of that treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are generally subject to U.S. federal income tax on a net income basis in the same manner that applies to citizens or residents of the United States and are exempt from the 30% withholding tax described above (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).

To claim the benefit of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder generally will be required to provide a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Sale, Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain on the sale, exchange or other taxable disposition of our common stock unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder), (ii) in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange or other taxable disposition or the period that such non-U.S. holder held our common stock and either (a) our common stock was not treated as regularly traded on an established securities market at any time during the calendar year in which the sale, exchange or other taxable disposition occurs, or (b) such non-U.S. holder owns or owned (actually or constructively) more than five percent of our common stock at any time during the shorter of the two periods mentioned above. We have determined that we are not currently a United States real property holding corporation and do not anticipate becoming a United States real property holding corporation in the foreseeable future.

If gain or loss is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. Holder), the non-U.S. Holder will be subject to U.S. federal income tax on the disposition of our common stock on a net income basis in the same manner in which citizens or residents of the United States would be subject to U.S. federal income tax. In the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a non-U.S. holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

You generally will be required to comply with certain certification procedures to establish that you are not a U.S. person in order to avoid backup withholding with respect to dividends or the proceeds of a sale, exchange or other taxable disposition of our common stock. In addition, payors are required to annually report to the IRS and you the amount of any dividends paid to you, regardless of whether any tax was actually withheld. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, or accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2018, gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the withholding agent will in turn be required to provide to the U.S. Department of the Treasury. Prospective investors should consult their tax advisers regarding the possible implications of these rules on their investment in our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Piper Jaffray & Co. (“Piper Jaffray”) and J.P. Morgan Securities LLC (“J.P. Morgan”) are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between the Company and the underwriters, the Company has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Company, the number of shares of our common stock set forth opposite its name below.

Number of Shares of Common Stock
Piper Jaffray & Co.	4,781,250
J.P. Morgan Securities LLC	4,781,250
Citizens Capital Markets, Inc.	1,687,500

Total	11,250,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain circumstances, the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus supplement, the registration statement of which this prospectus supplement is a part, certain free writing prospectuses that may be used in this offering and in certain marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.

Certain members of management have indicated that they intend to purchase shares from the underwriters in the offering at the public offering price.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.44 per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds to the Company before expenses. The information assumes either no exercise or full exercise by the underwriters of their purchase option.

	Per Share	Without Option	With Option
Public offering price	$8.00	$90,000,000.0	$103,500,000.0
Underwriting discount	$0.44	$4,950,000.0	$5,692,500.0
Proceeds to the Company, before expenses	$7.56	$85,050,000.0	$97,807,500.0

We have granted to the underwriters an option, exercisable within a 30 period beginning on, and including, the date of this prospectus supplement, to purchase up to 1,687,500 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less the underwriting discounts and commissions. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

The estimated offering expenses payable by us, exclusive of the underwriting discount and commissions, are approximately $0.5 million, which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our shares. We have also agreed to reimburse the FINRA-related fees and expenses of the underwriters’ legal counsel in the amount of up to $10,000.

No Sales of Similar Securities

We, our executive officers and members of the board of directors have agreed not to sell or transfer any shares or securities convertible into, exercisable or exchangeable for, or that represent the right to receive shares, for a period commencing on, and continuing for 60 days after, the date of this prospectus supplement without first obtaining the written consent of Piper Jaffray and J.P. Morgan. Specifically, we and these other persons have agreed, with certain limited exceptions, not to:

•	offer, pledge, announce the intention to sell, sell or contract to sell any shares,

•	sell any option or contract to purchase any shares,

•	purchase any option or contract to sell any shares,

•	grant any option, right or warrant to purchase any shares,

•	make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into, exercisable or exchangeable for any shares

•	request or demand that we file a registration statement related to the shares,

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise, or

•	publicly disclose the intention to do any of the foregoing.

This lock-up provision applies to shares and to securities convertible into, exercisable or exchangeable for or that represent the right to receive shares.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “DFRG.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our shares. However, the underwriters may engage in transactions that stabilize the price of the shares, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ purchase option described above. The underwriters may close out any covered short position by either exercising their purchase option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option. “Naked” short sales are sales in excess of the purchase option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.

Neither us nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares. In addition, neither us nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as email.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Affiliates of J.P. Morgan Securities LLC and Citizens Capital Markets, Inc., underwriters in this offering, will receive at least 5% of the net proceeds of this offering in connection with the repayment of a portion of the New Term Loan. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121 (the “Rule”). In accordance with the Rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the Rule. Pursuant to the Rule, each of J.P. Morgan Securities LLC and Citizens Capital Markets, Inc. will not confirm sales of common stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Selling Restrictions

Other than in the U.S., no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. Any person in the United Kingdom that is not a relevant person must not act on or rely on this prospectus supplement or any of its contents. This prospectus supplement is not a prospectus which has been approved by the Financial Conduct Authority or any other United Kingdom regulatory authority for the purposes of Section 85 of the FSMA.

European Economic Area

In relation to each Member State of the European Economic Area, no offer of shares which are the subject of this offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with the representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the representative and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of this offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representative have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the representative to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA:

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

France

This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus has not been and will not be submitted to the French Autorité des marchés financiers, or the AMF, for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

1.	the transaction does not require a prospectus to be submitted for approval to the AMF;

2.

persons or entities referred to in Point 2°, Section II of Article L. 411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

3.

the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

LEGAL MATTERS

The validity of the shares of common stock offered by the Company in this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 26, 2017 and December 27, 2016, and for each of the years in the three-year period ended December 26, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 26, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 26, 2017, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 26, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management’s assessment. The material weakness related to the operating effectiveness of the Company’s control over the accounting for a non-routine transaction, specifically for a sale leaseback transaction related to property and equipment.

The consolidated financial statements of Barteca Holdings, LLC and Subsidiaries as of January 2, 2018, January 3, 2017 and December 29, 2015 and for the years then ended, appearing in the Company’s Current Report on Form 8-K filed on June 27, 2018, have been incorporated by reference herein and in the registration statement in reliance upon the report of CohnReznick LLP, independent auditor, incorporated by reference herein, which report includes an explanatory paragraph related to certain restatement matters, upon the authority of said firm as experts in accounting and auditing.

Prospectus

Del Frisco’s Restaurant Group, Inc.

$200,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

SUBSCRIPTION RIGHTS

PURCHASE CONTRACTS

PURCHASE UNITS

UNITS

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (1) shares of our common stock, par value $0.001 per share, (2) shares of our preferred stock, par value $0.001 per share, (3) debt securities, which may be senior or subordinated and convertible or non-convertible, (4) warrants to purchase common stock, preferred stock or debt securities, (5) subscription rights to purchase common stock, preferred stock, debt securities or other securities, (6) purchase contracts, (7) purchase units, (8) units, or (9) a combination of the foregoing.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “DFRG.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 5 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $200,000,000.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

Except where the context otherwise requires or where otherwise indicated, the terms “Company,” “we,” “us” and “our” refer to Del Frisco’s Restaurant Group, Inc. and its subsidiaries.

ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.dfrg.com). The information on our website is not incorporated by reference into this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 26, 2017, filed on March 27, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 27, 2018, filed on May 7, 2018;

•

the portions of the Definitive Proxy Statement on Schedule 14A filed on April 25, 2018, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 26, 2017;

•	our Current Reports on Form 8-K filed on May 7, 2018, June 15, 2018 and June 27, 2018; and

•	the description of our common stock set forth in our registration statement on Form 8-A filed on July 24, 2012, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You should direct requests for documents to:

Del Frisco’s Restaurant Group, Inc.

2900 Ranch Trail

Irving, TX 75063

(469) 913-1845

Attention: Investor Relations

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference contain forward-looking statements that involve risks and uncertainties, which are based on beliefs, expectations, estimates, projections, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers and intents of our management. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements reflect intent, belief, current expectations, estimates or projections about, among other things, our industry, management’s beliefs, and future events and financial trends affecting us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “projects,” “forecasts,” “targets,” “outlooks,” “initiatives,” “visions,” “objectives,” “strategies,” “opportunities,” “drivers,” “will” and variations of these words or similar expressions are intended to identify forward looking statements. Although we believe the expectations reflected in any forward looking statements are reasonable, such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward looking statements as a result of various factors. Additional important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and include, but are not limited to, the following:

•	economic conditions (including customer spending patterns);

•	our ability to compete;

•	our ability to implement our growth strategy, including opening new restaurants, operating them profitably and accelerating development of our brands;

•	customer experiences or negative publicity surrounding our restaurants;

•	pricing and deliveries of food and other supplies;

•	changes in consumer tastes and spending patterns;

•	laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages;

•	labor shortages;

•	general financial and credit market conditions;

•	fixed rental payments and the terms of our indebtedness;

•	our ability to successfully integrate Barteca (as defined below) with our business;

•	any failure to realize the anticipated benefits of the Barteca acquisition; and

•

other factors set forth in our Annual Report on Form 10-K for the year ended December 26, 2017 (the “2017 Annual Report”) and our Quarterly Report on Form 10-Q for the quarter ended March 27, 2018 (the “Q1 2018 Quarterly Report”).

In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward looking statements.

Although we believe the expectations reflected in any forward looking statements are reasonable, such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward looking statements as a result of various factors. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to our intention and ability, including as a result of market conditions or restrictions under our credit agreements, other contractual arrangements or applicable law, to issue securities pursuant to this prospectus. In addition to factors that may be described in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference, our determination not to, or difficulties, delays or unanticipated costs in or our inability to, including as a result of market conditions or restrictions under our credit agreements, other contractual arrangement or applicable law, issue securities pursuant to this prospectus, among others factors, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us.

SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information,” including the documents incorporated by reference to the registration statement of which this prospectus forms a part.

Our Company

We develop, own and operate three contemporary, high-end, complementary restaurants: Del Frisco’s Double Eagle Steakhouse, or the Double Eagle, Del Frisco’s Grille, or the Grille, and Sullivan’s Steakhouse, or Sullivan’s. We are a leader in the full-service steakhouse industry based on average unit volume (“AUV”) and EBITDA margin. We currently operate 50 restaurants in 21 states and the District of Columbia. Each of our three restaurant concepts offers steaks as well as other menu selections, such as chops and fresh seafood. These menu selections are complemented by an extensive, award-winning wine list. The Double Eagle, Grille and Sullivan’s are positioned within the fine dining segment and are designed to appeal to both business and local dining customers. Our Double Eagle restaurants are sited in urban locations to target customers seeking a “destination dining” experience while our Grille and Sullivan’s restaurants are intended to appeal to a broader demographic, allowing them to be located either in urban areas or in close proximity to affluent residential neighborhoods. We believe our success reflects consistent execution across all aspects of the dining experience, from the formulation of proprietary recipes to the procurement and presentation of high quality menu items and delivery of a positive customer experience. We currently operate 13 Double Eagle steakhouses in nine states and the District of Columbia, 23 Grilles in 10 states and the District of Columbia and 14 Sullivan’s steakhouses in 12 states. Our Double Eagle steakhouses range in size from 11,000 to 24,000 square feet with seating capacity for at least 300 people. Grilles range in size from 6,500 to 8,000 square feet with seating capacity for at least 200 people, and Sullivan’s steakhouse restaurants range in size from 7,000 to 11,000 square feet with seating capacity for at least 250 people.

Barteca

On June 27, 2018, the Company announced the completion of its acquisition of Barteca Holdings, LLC (“Barteca”). Barteca currently operates 32 restaurants in 12 states and Washington D.C. Barteca owns and operates two restaurant chains: Barcelona Wine Bar (“Barcelona”) and bartaco. We believe that Barcelona is the largest Spanish restaurant group in the U.S. with 15 locations in seven states and Washington D.C. bartaco has 17 locations in ten states. Barteca will now be referred to as the Company’s Emerging Brands within the Company’s organizational structure.

Corporate Information

Our corporate headquarters is located at 2900 Ranch Trail, Irving, TX 75063, and our telephone number is (469) 913-1845. Our website address is www.dfrg.com, and we also host www.delfriscos.com, www.sullivanssteakhouse.com and www.delfriscosgrille.com. Information contained on our websites or connected thereto does not constitute a part of this prospectus, any accompanying prospectus supplement or any document incorporated by reference.

RISK FACTORS

You should consider the specific risks described in our 2017 Annual Report, our Q1 2018 Quarterly Report, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. See “Where You Can Find More Information.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Thirteen Weeks Ended March 27,	Year Ended December
	2018	26, 2017	27, 2016	29, 2015	30, 2014	31, 2013
Ratio of Earnings to Fixed Charges(1)	0.6x	1.6x	2.8x	3.0x	3.8x	4.9x

(1)

For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges are the sum of interest and related expenses and one-third of rent expense, which represents our estimate of the interest component of rent expense.

As of the date of this prospectus, we had no preferred stock outstanding.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants, subscription rights, purchase contracts, purchase units and units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 190,000,000 shares of common stock, par value $0.001 per share, of which 24,564,013 shares were issued and 20,382,722 shares were outstanding as of June 25, 2018, and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding as of June 25, 2018.

The following is a description of our capital stock and certain provisions of our certificate of incorporation, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and our certificate of incorporation does not provide for cumulative voting in the election of directors. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends.

Liquidation and Dissolution. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Listing. Our common stock is listed on the Nasdaq Global Select Market under the symbol “DFRG.” As of June 25, 2018, the closing price per share of our common stock was $13.05 per share, and we had 4 holders of record of our common stock, not including beneficial owners of shares registered in nominee or street name.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

All outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Under our certificate of incorporation we are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, none of which were issued and outstanding as of June 25, 2018. Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of such series, and its qualifications, limitations and restrictions.

The prospectus supplement relating to any series of preferred stock that we may offer will contain the specific terms of such preferred stock. These terms may include the following:

•

the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;

•	the price at which the preferred stock will be offered;

•

the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

•

the voting rights (including multiple or fractional votes per share) , if any, of the holders of shares of the preferred stock being offered, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•

whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

•

whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

•	whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;

•

the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of such series; and

•	any other relative rights, preferences and limitations of such series.

The description in the applicable prospectus supplement of any class or series of preferred stock we offer will not necessarily be complete and will be qualified in its entirety by reference to our certificate of incorporation, any applicable certificate of designations (which will be filed with the SEC if we offer preferred stock) and our by-laws.

Issuances of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. Any issuance of preferred stock also could have the effect of decreasing the market price of our common stock and could delay, deter or prevent a change in control of our company. We do not intend to seek shareholder approval prior to the issuance of any preferred stock, unless otherwise required by applicable laws, rules or regulations. Our board of directors does not presently have any plans to issue shares of preferred stock.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable.

Forum Selection Clause

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporate Law (“DGCL”) or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum selection clause.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and By-laws

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer with the concurrence of a majority of the board of directors. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Any amendment to our certificate of incorporation requires the affirmative vote of at least 66 2/3% of the voting power of all shares of our common stock then outstanding. Our certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of at least 66 2/3% of the voting power of all shares of our common stock then outstanding.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The members of each class serve for a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation provides that the number of directors will be fixed from time to time pursuant to a resolution adopted by the board of directors, but must consist of not less than three or more than 13 directors.

Removal of Directors

Our certificate of incorporation and bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation and bylaws also provide that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors; provided that so long as affiliates of Lone Star Fund own at least 25% of the total voting power of our capital stock, the positions can only be filled by our stockholders.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws preclude stockholder action by written consent.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our organizational documents include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our organizational documents also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. This limitation is generally unavailable for acts or omissions by a director which (a) were in bad faith, (b) were the result of intentional misconduct or a knowing violation of law, (c) the director derived an improper personal benefit from (such as a financial profit or other advantage to which the director was not legally entitled) or (d) breached the director’s duty of loyalty. The DGCL also prohibits limitations on director liability under Section 174 of the DGCL, which relates to certain unlawful dividend declarations and stock repurchases.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the Nasdaq Global Select Market listing requirements require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities which may be senior or subordinated, and which may be convertible. We may issue debt securities in one or more series.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase. If we offer senior debt securities, we will issue them under an indenture to be entered into between us and a bank or trust company, or other trustee that we select and that is qualified to act as trustee under the Trust Indenture Act of 1939 (the “TIA”). A form of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture, any supplemental indenture and any related securities documents and those made a part of the indenture by the TIA. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities will be senior or subordinated;

•	whether the debt securities will be secured or unsecured;

•	applicable subordination provisions, if any;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture, any supplemental indenture and any related securities documents and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture (including any amendments or supplements thereto) and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information” beginning on page 1 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock, preferred stock, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each security holder;

•	the number and terms of each share of common stock, preferred stock, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information,” beginning on page 1 of this prospectus. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of common stock, preferred stock, debt securities or other securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The prospectus supplement relating to any purchase contracts or purchase units we may offer will contain the specific terms of the purchase contracts or purchase units. These terms may include the following:

•

whether the purchase contracts obligate the holder to purchase or sell, or both, our common stock, preferred stock, debt securities or other securities, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	whether the purchase contracts will be issued in fully registered global form; and

•	any other terms of the contracts, which may amend any of the terms described herein.

The description in the applicable prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information” beginning on page 1 of this prospectus. We urge you to read the applicable purchase contract or applicable purchase unit and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue, in one or more series, units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the securities.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers;

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of our common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer our common stock under this prospectus; or

•

loan or pledge our common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have or may enter into agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock which is listed on the Nasdaq Global Select Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, subscription rights, purchase contracts, purchase units, units or warrants on any securities exchange; any such listing with respect to any particular debt securities, preferred stock, subscription rights, purchase contracts, purchase units, units or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of our common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Del Frisco’s Restaurant Group, Inc. and subsidiaries (the Company) as of December 26, 2017 and December 27, 2016, and for each of the years in the three-year period ended December 26, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 26, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 26, 2017, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 26, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management’s assessment. The material weakness related to the operating effectiveness of the Company’s control over the accounting for a non-routine transaction, specifically for a sale leaseback transaction related to property and equipment.

The consolidated financial statements of Barteca Holdings, LLC and Subsidiaries as of January 2, 2018, January 3, 2017 and December 29, 2015 and for the years then ended, appearing in the Company’s Current Report on Form 8-K filed on June 27, 2018, have been incorporated by reference herein and in the registration statement in reliance upon the report of CohnReznick LLP, independent auditor, incorporated by reference herein, which report includes an explanatory paragraph related to certain restatement matters, upon the authority of said firm as experts in accounting and auditing.

$90,000,000

Del Frisco’s Restaurant Group, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray	J.P. Morgan

Citizens Capital Markets

August 1, 2018